UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AEROVIRONMENT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Stockholders,

        You are cordially invited to attend the annual meeting of stockholders of AeroVironment, Inc. on Thursday, October 4, 2012 at 10:00 a.m., in the Grand Ballroom of the Courtyard Marriott at 700 W. Huntington Dr., Monrovia, California 91016. The items of business are:

  (1)
  Election of Timothy E. Conver and Arnold L. Fishman each to serve as a Class III director for a three year term;

  (2)
  Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013; and

  (3)
  Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on August 10, 2012 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

        Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to complete the proxy card and return it promptly.

        Thank you for your support.

Very truly yours,

Timothy E. Conver Chairman and Chief Executive Officer

Monrovia, California
August 24, 2012

YOUR VOTE IS IMPORTANT

AEROVIRONMENT, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 a.m. Pacific Time on Thursday, October 4, 2012.
PLACE:	Grand Ballroom Courtyard Marriott 700 W. Huntington Dr. Monrovia, California 91016
ITEMS OF BUSINESS:	(1) Election of Timothy E. Conver and Arnold L. Fishman each to serve as a Class III director for a three-year term;
(2) Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013; and
(3) Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
RECORD DATE:	You can vote if you were a stockholder of the company at the close of business on August 10, 2012.
MEETING ADMISSION:
Registered Stockholders. Registered stockholders (or their legal representatives) attending the meeting should bring an acceptable form of identification to the meeting, such as a driver's license. Legal representatives should also bring copies of any proxy or power of attorney evidencing the legal representative's right to represent the stockholder at the meeting.

Beneficial Stockholders. Stockholders whose stock is held by a broker or bank (often referred to as "holding in street name") should come to the beneficial stockholders table prior to the meeting. In order to be admitted, beneficial stockholders must bring account statements or letters from their brokers or banks showing that they owned AeroVironment stock as of August 10, 2012. In order to vote at the meeting, beneficial stockholders must bring legal proxies, which they can obtain only from their brokers or banks.
VOTING BY PROXY:
Registered Stockholders. To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by mail are on your proxy card. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the annual meeting.
Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

        This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the board of directors of AeroVironment, Inc. for use at our 2012 annual meeting of stockholders. We will begin distributing this proxy statement, a form of proxy and our 2012 annual report on or about August 24, 2012.

By Order of the Board of Directors

Timothy E. Conver, Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON THURSDAY, OCTOBER 4, 2012

This notice, the accompanying proxy statement, and our 2012 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended April 30, 2012, are available on our website at http://investor.avinc.com.

AEROVIRONMENT, INC.
2012 PROXY STATEMENT

PROXY STATEMENT	AeroVironment, Inc. 181 W. Huntington Dr., Suite 202 Monrovia, California 91016

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by the board of directors of AeroVironment, Inc. for our 2012 annual meeting of stockholders to be held on Thursday, October 4, 2012, and any adjournments or postponements thereof, for the purposes set forth in the attached notice of annual meeting of stockholders. Our principal executive offices are located at 181 W. Huntington Dr., Suite 202, Monrovia, California 91016. Enclosed with this proxy statement is a copy of our 2012 annual report, which includes our Form 10-K (without exhibits) for the fiscal year ended April 30, 2012. However, the 2012 annual report is not intended to be a part of this proxy statement or a solicitation of proxies. This proxy statement and the accompanying proxy card are first being distributed to stockholders on or about August 24, 2012.

Voting Rights and Outstanding Shares

        Our board of directors has fixed the close of business on August 10, 2012 as the record date for the annual meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof, in person or by proxy. On the record date, there were 22,262,506 shares of our common stock outstanding and entitled to vote at the annual meeting. The holders of our common stock are entitled to one vote per share on any proposal presented at the annual meeting.

Quorum and Voting Requirements

        In order to conduct any business at the annual meeting, a quorum must be present in person or represented by valid proxy. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

        Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

        Our board of directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the annual meeting.

Proxies

        You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1 for a three-year term, FOR the ratification of the selection of the accounting firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30,

2013, and, with respect to any other business which may properly come before the annual meeting or any adjournments or postponements thereof and submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

        To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person.

Revocability of Proxy

        Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with our Corporate Secretary at our principal executive offices, 181 W. Huntington Dr., Suite 202, Monrovia, California 91016, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the record date may vote in person if present at the annual meeting, whether or not he or she has previously given a proxy. Attendance at the annual meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

        We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. We may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

Voting Results

        We will announce preliminary voting results at the annual meeting. Final official results will be provided in a current report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, within four business days of the meeting (which will be available at www.sec.gov and www.avinc.com).

PROPOSAL NO. 1 ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS

        Our board of directors consists of six members and is divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our board of directors may fill existing vacancies on the board of directors by appointment.

        The term of office of the Class III directors will expire at the annual meeting. At the recommendation of the Nominating and Corporate Governance Committee, our board of directors proposes the election of the following nominees as directors, which nominees currently serve as Class III directors and were previously appointed by our board of directors:

Timothy E. Conver
Arnold L. Fishman

        Both Mr. Conver and Mr. Fishman have indicated their willingness to serve if elected. If either Mr. Conver or Mr. Fishman becomes unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the board may recommend, unless the board reduces the number of directors. There are currently three Class I directors, whose terms expire at the annual meeting of stockholders in 2013, and one Class II director, whose term expires at the annual meeting of stockholders in 2014.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If the nominees are unable or unwilling to serve as directors at the time of the annual meeting, the proxies will be voted for such other nominees as shall be designated by the then current board of directors to fill any vacancy. In no event may the proxy holders vote for the election of more than two nominees. We have no reason to believe that the nominees will be unable or unwilling to serve if elected as directors.

        The principal occupation and certain other information about the nominees, our other directors and our executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our board of directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2013. Ernst & Young LLP served as our independent registered public accounting firm in fiscal year 2012. The services provided to us by Ernst & Young LLP for the last two fiscal years are described under the caption "Audit-Related Matters - Fees Paid to Independent Auditors" below. Stockholder approval of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required. Our board believes that obtaining stockholder ratification of the selection of Ernst & Young LLP is a sound governance practice. If the stockholders do not vote on an advisory basis in favor of Ernst & Young LLP, the Audit Committee will reconsider whether to hire the firm and may retain Ernst & Young LLP or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

        Representatives of Ernst & Young LLP are expected to be available at the annual meeting to respond to appropriate questions and to make a statement if they desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR THE RATIFICATION OF SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information as of August 10, 2012 about our executive officers and continuing directors, including the person nominated for election at the annual meeting.

Name	Age	Position (Current Class of Director)	Year Current Term as Director Expires
Nominees for Class III Director:
Timothy E. Conver(1)	68	President, Chief Executive Officer, Chairman and Director (Class III)	2012
Arnold L. Fishman(1)(2)(3)(4)	67	Director (Class III)	2012
Continuing Directors:
Joseph F. Alibrandi(2)(3)(4)	83	Director (Class II)	2014
Kenneth R. Baker(2)(3)(4)	65	Director (Class I)	2013
Murray Gell-Mann(2)(3)(4)	82	Director (Class I)	2013
Charles R. Holland	66	Director (Class I)	2013
Other Executive Officers:
Jikun Kim	48	Senior Vice President and Chief Financial Officer
Tom Herring	52	Senior Vice President and Chief Operating Officer
Roy Minson	50	Senior Vice President and General Manager, Unmanned Aircraft Systems
Wahid Nawabi	43	Senior Vice President and General Manager, Efficient Energy Systems
Cathleen S. Cline	53	Senior Vice President of Administration

(1)
Member of the Executive Committee.
(2)
Member of the Audit Committee.
(3)
Member of the Compensation Committee.
(4)
Member of the Nominating and Corporate Governance Committee.

        The principal occupations and positions for at least the past five years of our directors, including the director nominee, are as follows:

Class III Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2015

        Timothy E. Conver has served as our President since November 1990, as our Chief Executive Officer since 1992, and as a member of our board of directors since 1988. Prior to joining AeroVironment, Mr. Conver served as President of Whittaker Electronic Resources, a supplier of engineered products for military electronics and industrial instrumentation, for ten years. Mr. Conver is a graduate of the University of Montana and received his M.B.A. from the University of California, Los Angeles. Mr. Conver's knowledge of all aspects of the business and its history, combined with his drive for practical innovation and focus on current and future customer needs, position him well to serve as our Chairman, President and Chief Executive Officer.

        Arnold L. Fishman has served as a member of our board of directors since 1998. Mr. Fishman is the Founder of Lieberman Research Worldwide, a leading market research firm in the western United States, Interviewing Service of America, a supplier of market survey services, and Location Production Services, Inc., a firm that co-produces films and arranges specialized financial transactions in Croatia. Mr. Fishman has served as the Chairman of Lieberman Research Worldwide and Interviewing Service of America since 1979 and 1983, respectively. Mr. Fishman received his B.S. in psychology from Brooklyn College. Mr. Fishman brings to the board critical insight into purchasing behaviors and communications and their relationship to successful business decision-making.

Class I Directors Whose Terms Will Expire in 2013

        Kenneth R. Baker has served as a member of our board of directors since 1994. Mr. Baker is currently President and Chief Executive Officer of TechBroker LLC, an independent technology broker in the areas of alternative energy and advanced transportation. Mr. Baker served as President and Chief Executive Officer of the Altarum Institute, a not-for-profit research institution from 1999 through 2007, was the founding Chairman of the United States Advanced Battery Consortium and served in a variety of engineering, research and executive management positions with General Motors Corporation, including Program Manager of the Electrovette and EV1 programs, Vice President of Global Research and Development and Vice President/General Manager of its Distributed Energy business venture. Mr. Baker is a member of the board of directors of Energy Power Systems, Inc. and an advisor to EDI, Inc. and is an internationally recognized consultant on business strategy for transportation electrification. Mr. Baker has a B.S. in mechanical engineering from Clarkson University. He has been recognized by A.D. Little as one of the leading research executives in the world and by Ernst and Young as a finalist in the Entrepreneur of the Year competition. Mr. Baker provides a critical contribution to the board of directors reflecting his detailed knowledge of the alternative energy and advanced transportation industry, marketplace and technology.

        Murray Gell-Mann has served as a member of our board of directors since 1971. Dr. Gell-Mann is a Co-Founder of the Santa Fe Institute, which is devoted to the interdisciplinary study of scientific problems related to simplicity and complexity and to adaptation and evolution, where he has served as a Distinguished Fellow since 1993. Dr. Gell-Mann is a Professor Emeritus of Theoretical Physics at the California Institute of Technology, a member of the U.S. National Academy of Sciences, a recipient of the Research Corporation Award and the Franklin Medal of the Franklin Institute and a 1969 Nobel Prize recipient for physics for his work on the theory of elementary particles. Dr. Gell-Mann is also a member of the Council on Foreign Relations and has served on the President's Science Advisory Committee and the President's Council of Advisors on Science and Technology. In addition, as one of the directors (1979 to 2002) of the John D. and Catherine T. MacArthur Foundation, Dr. Gell-Mann helped found the World Resources Institute, which conducts policy studies on global environmental problems. Dr. Gell-Mann received a B.S. in physics from Yale University and a Ph.D. in physics from Massachusetts Institute of Technology. Dr. Gell-Mann brings to the board of directors his unique perspective on and experience with cutting-edge science and research, as well as a deep knowledge of our corporate history and approach to innovation.

        Charles R. Holland has served as a member of our board of directors since May 2004. Mr. Holland retired as Commander, Headquarters U.S. Special Operations Command, or USSOCOM, in November 2003 and currently serves as an independent consultant for various entities. Mr. Holland has been a consultant of AeroVironment since February 2004. Prior to his retirement, Mr. Holland was responsible for all special operations forces of the Army, Navy and Air Force, both active duty and reserve. Mr. Holland entered the United States Air Force in 1968. He has commanded a squadron, two Air Force wings, served as Deputy Commanding General of the Joint Special Operations Command, and was Commander of the Special Operations Command, Pacific. Prior to commanding USSOCOM, he commanded the Air Force Special Operations and was the Vice Commander of U.S. Air Forces in

Europe. Mr. Holland serves on the board of directors of SELEX Galileo, Inc., Augusta Westland N.A. Inc., Protonex Technology Corporation, and the Special Operations Warrior Foundation, and as an advisor to Cubic Defense Applications Incorporated, General Atomics Technologies Corporation, and Camber Corporation.. Mr. Holland has a B.S. in aeronautical engineering from the U.S. Air Force Academy, an M.S. in business management from Troy State University (W. Germany) and an M.S. in astronautical engineering from the Air Force Institute of Technology. Mr. Holland brings to the board of directors his perspective and expertise as a warfighter and senior commander. He offers critical insight into the needs and demands of our Unmanned Aircraft System, or UAS, customers.

Class II Director Whose Term Will Expire in 2014

        Joseph F. Alibrandi has served as a member of our board of directors since 1999. Mr. Alibrandi has served as the Chief Executive Officer of Alibrandi Associates, a money management firm, since 1999 and is the former Chairman and Chief Executive Officer of Whittaker Corporation, a leading designer and manufacturer of a broad range of fluid control devices and systems for both commercial and military aircraft, as well as various industrial applications. Mr. Alibrandi has also served as a director of BancAmerica Corporation, Burlington Northern Santa Fe Corp., Jacobs Engineering, Catellus Development Corp., as Chairman of the Board of the Federal Reserve Bank of San Francisco, the International Policy Committee of the U.S. Chamber of Commerce, the California Business Roundtable's Task Force on Education and as Co-Chairman of President Reagan's Grace Commission. Mr. Alibrandi received a B.S. in mechanical engineering from Massachusetts Institute of Technology. Mr. Alibrandi brings to the board of directors his extensive executive experience with global organizations, as well as his operational, financial and corporate governance expertise.

Other Executive Officers

        Jikun Kim was appointed as our Senior Vice President and Chief Financial Officer effective June 22, 2010, after serving as Interim Chief Financial Officer since March 31, 2010. Prior to the interim appointment Mr. Kim served as our Vice President and Controller since June 2009. Prior to joining AeroVironment, Mr. Kim served with Raytheon Company, a defense contractor, for more than eight years, most recently as Chief Financial Officer of Raytheon Vision Systems. Raytheon Vision Systems is a world leader in infrared detector technology focused on design and manufacturing infrared detectors for space, tactical and airborne infrared sensors. Mr. Kim received an M.B.A. from Columbia Business School, an M.S. in electrical engineering from the University of California at Los Angeles and a B.S. in electrical engineering from the University of California at Berkeley.

        Tom Herring was appointed as our Chief Operating Officer in May 2012 after serving as our Senior Vice President and General Manager, Unmanned Aircraft Systems, for two years beginning in March 2010. Mr. Herring previously served as Vice President, Strategy for the same business from November 2008 to December 2009 and then as Vice President, Business Development through March 2010. Prior to joining us, Mr. Herring worked for 27 years with BAE Systems in a succession of positions of increasing responsibility, most recently as Vice President and General Manager of Integrated Solutions, a BAE Systems business unit with approximately $150 million in annual revenues and approximately 300 employees. Mr. Herring received a B.B.A from Hofstra University and an M.B.A from Pepperdine University.

        Roy Minson was appointed as our Senior Vice President and General Manager, Unmanned Aircraft Systems, in May 2012, and previously served as the our Vice President of Business Development and Deputy General Manager, Unmanned Aircraft Systems, since April 2010. Prior to joining us, Mr. Minson served as Vice President and Operations Manager for a research and development business within the Tactical Systems and Solutions division of SAIC, a defense contractor, for 5 years, where he was responsible for transitioning products and solutions. Mr. Minson received a

B.S. in Industrial Technology from Southern Illinois University, Carbondale, and an M.B.A. from University of Redlands.

        Wahid Nawabi has served as our Senior Vice President and General Manager, Efficient Energy Systems since December 2011. Prior to joining us, Mr. Nawabi served as Vice President, Global Sales of Altergy Systems, a designer and manufacturer of fuel cell power systems, manufacturer of fuel cell power systems, from March 2010 through November 2011, and as Vice President, Americas, and Vice President, Global Sales for C&D Technologies, a producer and marketer of electrical power storage and conversion products, from February 2009 through March 2010. Prior to joining C&D Technologies, Mr. Nawabi worked for 16 years with American Power Conversion. a provider of power protection products and services, in a succession of positions of increasing responsibility, most recently as Vice President, Enterprise Segment, North America and Canada. Mr. Nawabi has a B.S. in Electrical Engineering for the University of Maryland, College Park.

        Cathleen S. Cline served as our Vice President of Administration beginning in 1991 and was named Senior Vice President of Administration in 2008. Prior to joining us, Ms. Cline was the Human Resources Manager at both Whittaker Electronic Resources and the law firm of O'Melveny & Myers LLP. Ms. Cline has a B.S. in psychology and a B.S. in business management from the University of Oregon.

THE BOARD OF DIRECTORS AND GOVERNANCE MATTERS

        Our business affairs are managed under the direction of our board of directors. Directors meet their responsibilities by participating in meetings of the board and board committees on which they sit, by communicating with our Chief Executive Officer and other officers, by reviewing materials provided to them and by visiting our offices and manufacturing locations.

        During our fiscal year ended April 30, 2012, the board of directors met six times, including four regularly scheduled meetings and two special meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of committees on which he served.

        We encourage, but do not require, our board members to attend the annual meeting of stockholders. Last year, two of our directors attended the annual meeting.

Governance

        Our board of directors adheres to governance principles designed to assure the continued vitality of the board and excellence in the execution of its duties. In December 2006, in preparation for our initial public offering, the board adopted a set of corporate governance guidelines reflecting these principles, including the policies with respect to: (a) requiring a majority of independent directors; (b) identification of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment; and (c) regularly scheduled executive sessions, including a requirement for sessions of non-management directors, without management, at least twice per year and at least one executive session of independent directors per year. Our non-management directors and our independent directors each met four times for executive sessions during fiscal year 2012.

        Stockholders and other interested parties who wish to communicate with our non-management directors should send their correspondence to: AeroVironment Non-Management Directors, c/o AeroVironment Nominating and Corporate Governance Committee, AeroVironment, Inc., 181 W. Huntington Dr., Suite 202, Monrovia, California 91016.

        Our corporate governance guidelines reflect our principles on corporate governance matters. These guidelines are available at http://investor.avinc.com and are available in print to any stockholder who requests them.

Board Leadership Structure & Composition

        Our Nominating and Corporate Governance Committee is responsible for leading the search for qualified individuals for election as directors to ensure the board has the right mix of skills, expertise and background. The board believes that the following attributes are key to ensuring the continued vitality of the board and excellence in the execution of its duties: personal and professional integrity, ethics and values, experience in corporate management, such as serving as an officer of a publicly-held company, and practical and mature business judgment. Each of our directors has these attributes. In identifying potential director candidates, the committee and the board also focus on ensuring that the board reflects a diversity of experiences, backgrounds and individuals. Although the board does not have a formal diversity policy, pursuant to the Policy Governing Director Qualifications and Nominations, as part of its evaluation of potential director candidates and in addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the committee is to consider whether each candidate, if elected, assists in achieving a diversity of expertise and experience in substantive matters pertaining to our business relative to other board members. The Nominating and Corporate Governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director, as well as experience in our industries.

        Our board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major companies with operations inside and outside the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as leaders of significant academic and research institutions or the U.S. military, which brings unique perspectives to the board and provides insight into issues faced by AeroVironment.

        The committee and the board believe that the above-mentioned attributes, along with the leadership skills and other experiences of its board members described under "Executive Officers and Directors" above, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

        Under our Corporate Governance Guidelines, our board of directors annually reviews the financial and other relationships between the non-management directors and the company as part of its annual assessment of director independence. The Nominating and Corporate Governance Committee makes recommendations to the board about the independence of non-management directors, and the board determines whether those directors are independent. The board uses the definition of independence under The Nasdaq Stock Market LLC, or Nasdaq, listing standards when determining whether its members are independent. Applying those standards, the board has determined that each of the following non-management directors is independent: Joseph F. Alibrandi, Kenneth R. Baker, Arnold L. Fishman and Murray Gell-Mann. The board has determined that Mr. Holland does not qualify as an independent director in view of the payments made to Mr. Holland as a consultant to the company. As a result, Mr. Holland does not participate on any committee of the board or in executive sessions of the independent directors. Otherwise, Mr. Holland continues to participate fully in the board's activities and to provide valuable expertise and advice. Timothy E. Conver is not an independent director because he serves as our Chief Executive Officer.

        At present, Mr. Conver serves as our Chairman, Chief Executive Officer and President. Mr. Conver took on the role of Chairman upon the retirement of our founder and former Chairman, Dr. Paul MacCready, in August 2007. The board currently has four independent directors and believes that this leadership structure is effective for the company. The board does not currently have a lead independent director. The Nominating and Corporate Governance Committee conducts an annual assessment of our corporate governance structures and processes, which includes a review of our board leadership structure and whether combining or separating the roles of Chairman and Chief Executive Officer is in the best interests of our stockholders. At present, our board believes that it is in the stockholders' best interests for the Chief Executive Officer to also serve as Chairman of the Board. The board believes that the combined Chairman and Chief Executive Officer provides a single leader for the company who is understood by our employees, customers, business partners and stockholders as providing strong leadership for the company and possesses the ability and resources to implement our complex business strategy in fast-moving emerging markets with the required agility. In addition, the board believes that Mr. Conver's interest as a significant stockholder is strongly aligned with his fiduciary duty as a director and Chairman of the Board.

Role in Risk Oversight

        Our board of directors is responsible for overseeing our risk management. The board delegates many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for discussing with management the company's policies with respect to risk assessment and risk management. The committee is chartered to discuss with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures. In addition to the

Audit Committee's work in overseeing risk management, our full board engages in discussions of the most significant risks that we face and how these risks are being managed.

Committees of the Board

        Our board of directors has established four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Our board of directors may establish other committees to facilitate the management of our business. All of the members of each of these standing committees other than the Executive Committee meet the criteria for independence prescribed by the SEC and Nasdaq.

        Membership of each committee is as follows, with committee chairpersons listed first.

Audit Committee	Nominating and Corporate Governance Committee
Joseph F. Alibrandi	Murray Gell-Mann
Kenneth R. Baker	Joseph F. Alibrandi
Arnold L. Fishman	Kenneth R. Baker
Murray Gell-Mann	Arnold L. Fishman

Compensation Committee	Executive Committee
Arnold L. Fishman	Arnold L. Fishman
Joseph F. Alibrandi	Timothy E. Conver
Kenneth R. Baker
Murray Gell-Mann

        Audit Committee.    The board has determined that Mr. Alibrandi qualifies as an audit committee financial expert as defined by the rules of the SEC. Our Audit Committee's main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee's responsibilities include:

  •
  selecting and hiring our independent registered public accounting firm;

  •
  evaluating the qualifications, independence and performance of our independent registered public accounting firm;

  •
  reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

  •
  reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

  •
  reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

  •
  overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements;

  •
  reviewing with management and our independent registered public accounting firm any earnings announcements or other public announcements concerning our operating results;

  •
  preparing the audit committee report that the SEC requires in our annual proxy statements; and

  •
  reviewing and approving any related party transactions.

        The Audit Committee held four meetings in fiscal year 2012. The board of directors has adopted a written charter for the Audit Committee, which is available via our website at http://investor.avinc.com. The information contained on our website is not incorporated by reference into, and does not form a part of, this proxy statement.

        The code of business conduct and ethics, or code of conduct, is our code of ethics for directors, executive officers and employees. Any amendment to the code of conduct that applies to our directors or executive officers may be made only by the board or a board committee and will be disclosed on our website. The code of conduct is available at http://investor.avinc.com. The Audit Committee charter and the code of conduct are also available in print to any stockholder who requests them.

        Compensation Committee.    Our Compensation Committee's purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board. The Compensation Committee of our board is comprised of three independent directors. The Compensation Committee's responsibilities with respect to executive compensation are:

  •
  to review our compensation philosophy;

  •
  to review and recommend to the board corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives and review and recommend to the board the compensation of our Chief Executive Officer (unless such decisions require approval by our Compensation Committee to the extent such compensation is intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code);

  •
  to review and approve all compensation of our executive officers and all other officers subject to the reporting requirements of Section 16(a) of the Exchange Act;

  •
  to review all executive officers' employment agreements and severance arrangements;

  •
  to review all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans;

  •
  to review and approve the Compensation Discussion and Analysis contained in this proxy statement; and

  •
  to review and approve executive officer indemnification and insurance matters.

        In addition, the Compensation Committee is responsible for the general administration of all executive compensation plans, including:

  •
  setting performance goals for our executive officers and reviewing their performance against these goals;

  •
  approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

  •
  granting awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; and

  •
  making recommendations to the board with respect to awards for directors under our equity incentive plans.

        The Compensation Committee held six meetings in fiscal year 2012. The board of directors has adopted a written charter for the Compensation Committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

  Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee in fiscal year 2012 were Arnold F. Fishman, Joseph F. Alibrandi, Kenneth R. Baker and Murray Gell-Mann. None of the members of our Compensation Committee at any time has been one of our executive officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee's purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. This committee's responsibilities include:

  •
  evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

  •
  administering a policy for considering stockholder nominees for election to our board of directors;

  •
  evaluating and recommending candidates for election to our board of directors;

  •
  overseeing our board of directors' performance and self-evaluation process; and

  •
  reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

        Our board of directors believes that it should be comprised of directors with varied, complementary backgrounds and that directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business.

        When considering candidates for directors, the Nominating and Corporate Governance Committee takes into account a number of factors, including the following:

  •
  independence from management;

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  •
  experience in our industry;

  •
  experience as a board member of another publicly-held company;

  •
  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

  •
  practical and mature business judgment; and

  •
  the size and composition of the existing board of directors.

        The Nominating and Corporate Governance Committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary and include:

  •
  a statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

  •
  the name of and contact information for the candidate;

  •
  a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;

  •
  with respect to each of the proposing stockholder and the candidate, the class and number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record;

  •
  with respect to each of the proposing stockholder and the candidate, any derivative, swap or other transaction, or series of transactions, the purpose or effect of which is to give such party economic risk similar to ownership of shares of our capital stock;

  •
  with respect to each of the proposing stockholder and the candidate, any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any of our shares of capital stock;

  •
  with respect to each of the proposing stockholder and the candidate, any agreement, arrangement, understanding or relationship engaged in, directly or indirectly, to reduce the level of risk of loss to, or increase or decrease the voting power of, such party with respect to our shares of capital stock, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of our shares of capital stock;

  •
  with respect to the proposing stockholder and the candidate, any rights to dividends on any of our shares of capital stock owned beneficially by such party that are separated from our underlying shares of capital stock;

  •
  with respect to each of the proposing stockholder and the candidate, opportunity to profit from, or any performance-related fees such party is entitled to based on the increase or decrease in the value of any of our shares of capital stock;

  •
  all information relating to the proposing stockholder and the candidate that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies or consents for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

  •
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the proposing stockholder, on the one hand, and the candidate, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K promulgated under the Exchange Act if such proposing stockholder were the "registrant" for purposes of such rule and the candidate were a director or executive officer of such registrant; and

  •
  a completed and signed questionnaire, representation and agreement with respect to the candidate's background, any voting commitments or compensation arrangements and the candidate's commitment to abide by our corporate governance guidelines.

        In addition, we may require any candidate to furnish such other information as may reasonably be required by us to determine the eligibility of such candidate to serve as an independent director in accordance with our corporate governance guidelines or that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such candidate.

        Before nominating a sitting director for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider:

  •
  the director's performance on the board of directors; and

  •
  whether the director's re-election would be consistent with our governance guidelines.

        The Nominating and Corporate Governance Committee held four meetings in fiscal year 2012. The board of directors has adopted a written charter for the committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

        Executive Committee.    Our Executive Committee's purpose is to exercise the powers of the board of directors when the board is not in session, subject to specific restrictions as to powers retained by the full board of directors or delegated to other committees of the board of directors. Powers retained by the full board of directors include those relating to amendments to our certificate of incorporation and bylaws, mergers, consolidations and sales or exchanges involving substantially all of our assets.

        The Executive Committee held no meetings in fiscal year 2012. The board of directors has adopted a written charter for the Executive Committee, which is available via our website at http://investor.avinc.com. The charter is also available in print to any stockholder who requests it.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

        The general policy of our board of directors is that compensation for non-employee directors should be a mix of cash and equity-based compensation. We do not pay management directors for board service in addition to their regular employee compensation. Our Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The board of directors reviews the Compensation Committee's recommendations and determines the amount of director compensation.

        Our human resources department and Chief Executive Officer support the Compensation Committee in setting director compensation and creating director compensation programs. In addition, the Compensation Committee is empowered to engage the services of outside advisers, experts and others to assist it directly.

        In May 2011 and again in May 2012, our human resources department engaged Compensia, Inc., a national compensation consulting firm, to assist the Compensation Committee in its review of director compensation and provide director compensation data compiled from the annual reports and proxy statements of companies generally considered comparable to us as determined by the Compensation Committee. The fiscal year 2012 peer group for director compensation purposes consisted of the following companies:

American Science & Engineering	HEICO Corporation
Astronics Corporation	II-IV Incorporated
Cbeyond, Inc.	iRobot Corporation
Ceradyne, Inc.	KVH Industries, Inc.
Ducommun	LMI Aerospace, Inc.
DigitalGlobe, Inc.	NCI, Inc.
GeoEye, Inc.	ViaSat, Inc.
GenCorp

        Effective July 29, 2012, non-employee director cash compensation was revised by our board of directors to increase the annual retainer for board membership, but all other board compensation remained unchanged from previous levels:

Director Responsibilities	May 1, 2011- July 28, 2012 Annual Retainer	July 29, 2012- Present Annual Retainer
Board Members	$40,000	$45,000
Chair of Audit Committee	$15,000	$15,000
Audit Committee Member (not including Chair)	$5,000	$5,000
Chair of Nominating and Corporate Governance Committee	$5,000	$5,000
Nominating and Corporate Governance Committee Member (not including Chair)	$2,500	$2,500
Chair of Compensation Committee	$8,000	$8,000
Compensation Committee Member (not including Chair)	$4,000	$4,000

        Annual retainer amounts are paid in four equal annual installments at the beginning of each of our fiscal quarters if the individual is still serving as a director at such time.

        We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending board or committee meetings.

        During fiscal year 2012 we established an executive security program for the protection of our directors. We paid a portion of the costs associated with such security program. Because certain of these costs can be viewed as conveying personal benefits to the directors, they are reported below as perquisites.

        Our current practice is to consider granting each non-employee director stock options upon their initial election or appointment to the board of directors, and annually, as recommended by our Compensation Committee. Directors' options vest in equal annual installments over a five-year period from the date of grant. Vesting accelerates upon the director's death or disability or if the director is not nominated by the board of directors for re-election as a director.

Fiscal Year 2012 Non-Employee Director Compensation Table

        The following table identifies the compensation paid during fiscal year 2012 to each person who is currently a non-employee director. Information regarding the amounts in each column follows the table.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation ($)		Perquisites(3) ($)	Total ($)
Joseph F. Alibrandi	61,500	33,360	—		2,711	97,571
Kenneth R. Baker	51,500	33,360	—		2,711	87,571
Arnold L. Fishman	55,500	33,360	—		2,711	91,571
Murray Gell-Mann	54,000	33,360	—		3,455	90,815
Charles R. Holland	40,000	33,360	210,000	(2)	4,805	288,165

(1)
The value of the stock option awards equals their grant date fair value as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 with respect to options awarded to directors during fiscal year 2012. For additional information regarding the valuation assumptions used in the calculation of these amounts, refer to Note 8 to the financial statements included in our annual report on Form 10-K for our 2012 fiscal year, as filed with the SEC.

(2)
Consists of consulting fees received by Mr. Holland. See "Certain Transactions and Relationships" below for full description of Mr. Holland's consulting relationship.

(3)
Consists of personal security system contributions.

        On June 21, 2012, each non-employee director was awarded options to purchase 5,000 shares of our common stock, at an exercise price of $25.77 pursuant to the recommendation of the Compensation Committee.

        The non-employee members of our board who held such positions on April 30, 2012 held the following aggregate number of unexercised options as of such date:

Name	Number of Securities Underlying Unexercised Options
Joseph F. Alibrandi	17,315
Kenneth R. Baker	16,515
Arnold L. Fishman	34,205
Murray Gell-Mann	20,130
Charles R. Holland	63,764

        The following table provides a breakdown of fees earned or paid in cash during fiscal year 2012.

Name	Annual Retainers ($)	Committee Chair Retainer Fees ($)	Committee Member Fees ($)	Total Fees ($)
Joseph F. Alibrandi	40,000	15,000	6,500	61,500
Kenneth R. Baker	40,000	—	11,500	51,500
Arnold L. Fishman	40,000	8,000	7,500	55,500
Murray Gell-Mann	40,000	5,000	9,000	54,000
Charles R. Holland	40,000	—	—	40,000

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

        The Compensation Committee of our board of directors is primarily responsible for determining the annual salaries and other compensation of our executive officers and administering our equity compensation plans. The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis of the 2012 proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in our annual report filed on Form 10-K and this proxy statement.

                            Compensation Committee
                            Arnold L. Fishman
                            Joseph F. Alibrandi
                            Kenneth R. Baker
                            Murray Gell-Mann

        This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

  •
  Timothy E. Conver, the Chairman of our Board of Directors, President and Chief Executive Officer;

  •
  Jikun Kim, our Senior Vice President and Chief Financial Officer;

  •
  Tom Herring, our current Chief Operating Officer and former Senior Vice President and General Manager, Unmanned Aircraft Systems;

  •
  Wahid Nawabi, our current Senior Vice President and General Manager, Efficient Energy Systems;

  •
  Michael Bissonette, our former Senior Vice President and General Manager, Efficient Energy Systems; and

  •
  Cathleen Cline, our Senior Vice President, Administration.

        We refer to these executive officers collectively in this Compensation Discussion and Analysis as the "Named Executive Officers."

        Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the Compensation Committee arrived at specific compensation policies and decisions involving our Named Executive Officers during fiscal year 2012.

Executive Summary

        Our executive compensation program is designed to support our business goals and objectives by providing a link between the total compensation opportunities for our executive officers, including the Named Executive Officers, and the creation of long-term stockholder value. Specifically, our executive compensation program is designed to:

  •
  attract, motivate, and retain superior talent;

  •
  ensure that compensation is commensurate with the company's performance and stockholder returns;

  •
  provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and

  •
  ensure that our executive officers have financial incentives to achieve substantial growth in stockholder value.

        Our compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term incentive compensation payable in cash and restricted stock units for multi-year performance periods, equity awards and other employee benefits. Each of these compensation components serve our interests in different ways and represent a balance between different elements of compensation and differing time periods for different elements. A significant portion of the compensation provided to the Named Executive Officers is based on our performance and the performance of our stock price. This design approach helps align the interests of our executive officers with those of stockholders in seeing long-term increases in the value of our common stock. We have selected these compensation components to create a flexible pay package that reflects the long-term nature of our business and can reward both the short-term and long-term performance of the company and each individual Named Executive Officer. Each element of our executive compensation program is discussed in greater detail below.

        We believe that the total compensation received by our Named Executive Officers relating to fiscal year 2012 was appropriate when viewed in light of our corporate achievements during fiscal year 2012.

  Fiscal Year 2012-The Year in Review

        Our fiscal year 2012 results were strong when considered against the backdrop of the challenging economic environment in which they were accomplished. Our company's fiscal year 2012 accomplishments, guided by our Named Executive Officers, included the following:

  •
  Revenue:  Revenue for the fiscal year ended April 30, 2012 was $325.0 million, compared to $292.5 million for the fiscal year ended April 30, 2011, an increase of 11% or $32.5 million.

  •
  UAS Revenue:  Revenue attributable to our UAS business for the fiscal year ended April 30, 2012 was $273.7 million, compared to $249.8 million for the fiscal year ended April 30, 2011, an increase of 10% or $23.9 million.

  •
  EES Revenue:  Revenue attributable to our EES business for the fiscal year ended April 30, 2012 was $51.3 million, compared to $42.7 million for the fiscal year ended April 30, 2011, an increase of 20% or $8.6 million.

  •
  Gross Margin:  Gross margin for the fiscal year ended April 30, 2012 was $129.3 million, compared to $117.2 million for the fiscal year ended April 30, 2011.

  •
  UAS Gross Margin:  Gross margin for our UAS business for the fiscal year ended April 30, 2012 was $116.1 million, compared to $99.5 million for the fiscal year ended April 30, 2011, an increase of 17% or $16.6 million.

  •
  EES Gross Margin:  Gross margin for our EES business for the fiscal year ended April 30, 2012 was $13.3 million, compared to $17.6 million for the fiscal year ended April 30, 2011, a decrease of 25% or $4.3 million.

  •
  Operating Income:  Operating income for the fiscal year ended April 30, 2012 was $43.1 million, compared to $34.0 million for the fiscal year ended April 30, 2011.

  •
  Strategic Achievements:

  •
  Successful diversification of revenue base with the expansion of Puma UAS revenue as a percentage of sales.

  •
  Enhancement of our common Ground Control Station with the addition of a third-party mission planning/training system and automated target detection capability to our product line.

  •
  Extension of our small UAS product line with the additional of three new small systems: WaspTM AE, ShrikeTM and QubeTM.

  •
  Receipt of orders for SwitchbladeTM production systems from the U.S. Army and Air Force.

  •
  Introduction of a line of miniature gimbaled payloads for our Raven UAS and other applications.

  •
  100% growth of UAS mission services revenue.

  •
  Introduction of several new UL-approved products by the Efficient Energy Systems business, including the AC cord set, network charge dock, and DC fast charger.

        In line with our executive compensation program's emphasis on paying for performance, compensation awarded to our Named Executive Officers for fiscal year 2012 reflected our financial and strategic results and overall compensation philosophy. In addition, during Fiscal 2011, the Compensation Committee also made an important change to our compensation program to reinforce our pay-for-performance philosophy by implementing a long-term incentive compensation program, as described below.

  •
  Modest Base Salary Increases:  During fiscal year 2012, our Named Executive Officers received only modest base salary increases, which increases were based on each executive's performance and a position-oriented analysis of peer group salaries.

  •
  Continued and Increased Emphasis on Variable Compensation:  In fiscal year 2012, the Compensation Committee continued its practice of awarding the majority of total cash compensation to the Named Executive Officers in the form of variable compensation that is performance-based. Variable compensation is tied to the achievement of performance goals or stock price improvement and includes elements such as annual incentive bonuses, long-term incentive compensation and equity awards and aligns executive compensation with stockholder interests.

      Annual Bonus Plan:  We maintain a formulaic annual cash bonus plan tied to achievement of corporate financial, strategic and individual objectives. Based on our performance against our corporate financial objectives, our Named Executive Officers' strong individual performance and the Compensation Committee's determination that our strategic achievements warranted a discretionary increase to the annual bonuses above the levels that resulted from application of the bonus formulas, our Named Executive Officers achieved annual bonus payouts ranging from 58.4% to 125.3% of targeted levels.

      Long-Term Incentive Compensation Program:  During Fiscal 2011, the Compensation Committee approved a long-term incentive compensation program and initial awards under such program intended to reward the achievement of specified financial objectives over a three-year performance cycle. In Fiscal 2011 the Compensation Committee established financial targets based on revenue and operating profits for both an interim, two-year performance period (consisting of fiscal years 2011 and 2012) and a three-year performance period (consisting of fiscal years 2011, 2012 and 2013). In fiscal year 2012 the Compensation Committee established additional financial targets for a three-year performance period (consisting of fiscal years 2012,

      2013 and 2014). The Compensation Committee determined payouts earned for the fiscal year 2011-2012 performance period on May 30, 2012, and will determine payouts for the additional performance periods at the end of Fiscal 2013 and Fiscal 2014, respectively. If payouts are earned, they are paid 50% in cash and 50% in restricted stock units. The restricted stock units are subject to an additional two-year vesting period.

  •
  Strong Compensation Policies:

      No Tax Gross-Ups:  We do not provide tax gross-ups with regard to any compensation, benefit or perquisite paid by us to our Named Executive Officers. This also includes any amount or benefit paid to an executive upon a change in control or a termination of employment.

      Independent Compensation Consultant:  With regard to executive compensation matters, the Compensation Committee is advised by an independent compensation consultant.

      Severance or Change in Control Arrangements:  We generally do not have formal employment agreements with our Named Executive Officers. However, in December 2012 we entered into a severance agreement with Wahid Nawabi providing him with nine months of his then-current salary plus other benefits if we terminate him without cause prior to June 12, 2013.

  •
  Response to 2011 Say on Pay Vote:

      In October 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of stockholder votes cast in favor of our 2011 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs throughout 2011, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the compensation committee decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives when they deliver value for our stockholders.

      In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the board of directors took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 annual meeting. Accordingly, the board of directors determined that we will hold an advisory stockholder vote on the compensation of our named executive officers every three years until the next say-on-pay frequency vote.

Compensation-Setting Process

        The Compensation Committee is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our executive officers, including the Named Executive Officers.

        Generally, annual base salary adjustments for our executive officers are determined within the first quarter of each calendar year. Annual cash bonus payouts are made within 75 days of our fiscal year end to synchronize award determinations with the conclusion of our fiscal year and the review of fiscal year financial results. Historically, long-term incentive awards have been made at the discretion of the Compensation Committee. Compensation adjustments in connection with changes in duties and/or other material changes in the primary assumptions forming the basis of a compensation decision will continue to be made as required by circumstances throughout the fiscal year.

  Role of Our Chief Executive Officer

        Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers (except with respect to his own compensation), including base salary levels, target annual cash bonus opportunities, bonus payouts under the prior fiscal year's annual bonus plan, and long-term incentive compensation levels, with the assistance of our Senior Vice President, Administration. He also provides recommendations for the corporate and business segment financial objectives and individual performance objectives used in our annual cash bonus plan and long-term incentive compensation program. He supports his recommendations with competitive market data developed by our human resources department and by reviewing historical performance of each executive officer with the Compensation Committee. Although the Compensation Committee carefully considers the recommendations of our Chief Executive Officer when determining the compensation of our executive officers, it bases its decisions on the collective judgment of its members after considering the input of its compensation consultant and any relevant supporting data.

        While our Chief Executive Officer attends meetings of the Compensation Committee, the committee meets outside the presence of our Chief Executive Officer when discussing his compensation. Decisions with respect to our Chief Executive Officer's compensation are made by the Compensation Committee, subject to the approval of the independent members of our board of directors (unless such decisions require approval by our Compensation Committee to the extent such compensation is intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code).

        The Compensation Committee may delegate and grant authority to our Chief Executive Officer and/or a committee of executive officers to grant awards under the company's equity incentive plan to the employees holding positions below the level of Vice President.

  Role of Compensation Consultant

        The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the oversight of our executive compensation program. In fiscal year 2012, the Compensation Committee did not independently engage an executive compensation advisor, but relied upon the engagement of Compensia, Inc., a national compensation consulting firm, by management to provide executive compensation advisory service, including an executive officer compensation assessment and a board of directors' compensation review. Compensia, Inc. did not provide any non-compensation-related services to us during fiscal year 2012.

  Competitive Market Data

        Each year, the Compensation Committee reviews the executive compensation practices of a group of companies in the technology sector determined to be comparable to us based on their size and public company status. The fiscal year 2012 peer group consisted of the following companies:

Astronics Corporation Cbeyond, Inc. Ceradyne, Inc. Ducommun DigitalGlobe, Inc. GeoEye, Inc. GenCorp Herley Industries, Inc. iRobot Corporation	KVH Industries, Inc. ATI Ladish LMI Aerospace, Inc. NCI, Inc. TransDigm Group Inc. ViaSat, Inc.

        The Compensation Committee uses the information derived from this review in two ways: to assist it in determining the appropriate level and reasonableness of total compensation, as well as each separate component of compensation, for our executive officers and to ensure that the compensation we offer to them is competitive and fair.

        The Compensation Committee has adopted a general approach of compensating our executive officers with base salaries commensurate with the experience and expertise of the individual executive and competitive with the median base salaries of executives at comparable companies that we consider to be our peers. To reward our executive officers for their contributions to the achievement of pre-established annual corporate and business segment financial performance objectives linked to the company's annual operating plan, the Compensation Committee sets annual cash bonus opportunities at a level designed to ensure that, when actual bonus payouts are added to the executive officer's base salary, the total annual cash compensation for above-average performance will exceed the average total cash compensation level of executives at comparable companies that we consider to be our peers. The Compensation Committee has adopted this approach in recognition of the aggressive nature of the company's annual operating plan.

        With respect to long-term incentive compensation opportunities, the Compensation Committee generally sets the target award levels so that, assuming achievement of the financial objectives established for a performance period, the total compensation for our Named Executive Officers will exceed the median total compensation of comparable executives at the companies in our peer group by 20-40%. The Compensation Committee believes that this approach is consistent with the high level of growth generally reflected in such financial objectives.

        The Compensation Committee exercises its discretion in setting the compensation of our executive officers. As a result, the total compensation (or any particular component of compensation) received by an executive officer may differ materially from the amounts paid by comparable companies that we consider to be our peers. In addition to competitive market data, in making its compensation decisions, the Compensation Committee also considers an executive officer's position, tenure with the company, individual and organizational performance, our retention needs, and internal pay equity.

Executive Compensation Program Components

        The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

  Base Salary

        We use base salaries to provide our executive officers, including the Named Executive Officers, with a fixed amount of compensation for their regular work. The Compensation Committee generally reviews the base salaries of our executive officers at the beginning of each fiscal year, as well as at the time of a promotion or other change in responsibilities. Base salary adjustments generally go into effect within the first quarter of each fiscal year. Base salary adjustments are based on an evaluation of an executive officer's position, tenure with our company, individual and organizational performance, our retention needs, and internal pay equity. In addition, to ensure that the base salaries of our executive officers are competitive and appropriate, the Compensation Committee reviews the salaries of executives holding comparable positions at the companies in our peer group.

        In light of the considerations discussed above, for fiscal year 2012, the annual base salaries of our Chief Executive Officer, Chief Financial Officer, Senior Vice President of Unmanned Aircraft Systems, former Senior Vice President of Efficient Energy Systems, and Senior Vice President, Administration were, $496,413, $271,710, $271,710, $265,200, and $234,603, respectively. These base salaries represented increases of 2.0%, 4.5%, 4.5%, 2.0% and 2.0%, respectively, over Fiscal 2011 base salary levels for the same positions. We review base salaries by looking at external and internal equity.

        Our former Senior Vice President of Efficient Energy Systems, Michael Bissonette, resigned his position effective December 12, 2011, to serve as Senior Vice President and Deputy General Manager of our Efficient Energy Systems business. Wahid Nawabi was appointed to replace Mr. Bissonette as of the same date and received a base salary of $264,992 effective as of that date.

        We believe that the base salaries paid to our Named Executive Officers during our fiscal year 2012 helped to achieve our executive compensation objectives, compare favorably to our peer group and, in light of our overall compensation program, are at or near the median salary of the executives holding comparable positions at companies in our peer group.

  Annual Cash Bonuses

        We believe that a significant portion of overall cash compensation of our executive officers, including the Named Executive Officers, should be "at risk" (that is, contingent upon the successful implementation of our annual operating plan). Annual cash bonuses represent a portion of this "at risk" compensation. We use these annual cash bonus opportunities to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals.

        Typically, at the end of the fiscal year the Compensation Committee determines whether to pay cash bonuses to our executive officers, including the Named Executive Officers, based on its assessment of our financial results and consideration of each executive officer's individual performance during the fiscal year. While the decision to make bonus payouts and any amounts payable are made in the sole discretion of the Compensation Committee, in making its determinations the Compensation Committee considers input from our Chief Executive Officer, as well as its evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities, and market conditions.

      Setting Baseline Bonus Levels

        Initially, the Compensation Committee establishes a "baseline bonus level" for each executive officer, which is expressed as a percentage of his or her base salary. In setting these baseline bonus levels, which are intended to provide a competitive level of cash compensation when we meet our annual operating plan and the individual executive officer meets his or her individual performance objectives, the Compensation Committee considers the cash compensation of executives holding comparable positions at the companies in our peer group.

        Generally, the Compensation Committee sets the baseline bonus levels so that, assuming achievement of the corporate financial and individual performance objectives at targeted levels, when actual bonus payouts are added to the executive officer's base salary, the total annual cash compensation for above-average performance will exceed the average total cash compensation level of executives at comparable companies that we consider to be our peers. The Compensation Committee believes that this approach is consistent with the high level of growth generally reflected in such corporate and individual performance objectives.

      Establishing Performance Measures and Goals

        At the beginning of each fiscal year, the Compensation Committee identifies one or more corporate performance measures and establishes a specific performance target level for each measure for purposes of calculating the amount of the maximum permissible bonus for each executive officer.

        In the event that the target level for any corporate performance measure is not met, then no bonus may be paid to any executive officer. If the target levels for the applicable corporate performance measures are met, then our executive officers will be considered to have earned the maximum permissible bonus, subject to reduction in the discretion of the Compensation Committee. Pursuant to this "negative discretion," the Compensation Committee may reduce (but cannot increase) the amount of the bonus payout for any executive officer based on such factors as the Compensation Committee may determine, including, but not limited to, the achievement of one or more pre-established financial and strategic goals, which may be quantitative or qualitative in nature, as well as the baseline bonus level for each executive officer.

      Reviewing Performance Results

        At the end of the fiscal year, the Compensation Committee reviews our actual performance against the target levels set for each of the corporate performance measures established at the beginning of the year. If these target levels have been met, then the Compensation Committee uses its discretion to reduce the maximum permissible bonus for each executive officer as follows:

  •
  A portion of the maximum permissible bonus amount equal to the baseline bonus level for the executive officer is increased or decreased to reflect actual performance as compared to his or her pre-established individual financial and strategic goals. This adjustment is made pursuant to a formula that determines the percentage of the baseline bonus level to be paid, based on a percentage of achievement, subject to both a minimum performance level below which no payout will be made and an established upper limit. This assessment allows bonus decisions to take into account each executive officer's individual performance and contributions during the fiscal year.

  •
  Thereafter, the remaining portion of the maximum permissible bonus amount for each executive officer is increased or decreased based upon the recommendation of our Chief Executive Officer (except with respect to his own bonus) and the Compensation Committee's assessment of performance in the event of any unforeseen extraordinary event or transaction that occurred during the fiscal year.

        In no event may an executive officer's annual cash bonus payout exceed his or her maximum permissible bonus as established by the Compensation Committee.

      Fiscal Year 2012 Bonuses

        The Compensation Committee designed our fiscal year 2012 annual cash bonus opportunities to focus our executive officers, including the Named Executive Officers, on achieving key company financial objectives and to reward substantial achievement of these financial objectives.

        For fiscal year 2012, the Compensation Committee established the baseline bonus levels for the Named Executive Officers as follows:

Named Executive Officer(1)	Baseline Bonus Level	Percentage of Base Salary
Timothy E. Conver	$496,413	100%
Jikun Kim	$217,360	80%
Tom Herring	$217,360	80%
Wahid Nawabi(1)	$172,250	65%
Michael Bissonette	$198,900	75%
Cathleen Cline	$152,490	65%

(1)
Mr. Nawabi was appointed as Senior Vice President and General Manager, Efficient Energy Systems in December 2011. Mr. Nawabi was added to our general fiscal year 2012 management bonus plan at that time. In May 2012, the Compensation Committee determined to calculate Mr. Nawabi's bonus based on the same measures as were established for Mr. Bissonette for fiscal year 2012. Although Mr. Nawabi commenced employment in December 2011, his baseline bonus level for fiscal year 2012 was not pro-rated.

          For fiscal year 2012, the Compensation Committee selected operating income margin as the corporate performance measure for the Named Executive Officer annual bonuses and set the target level for this measure at 9%. The Compensation Committee also determined that the maximum permissible bonus amount for each executive officer would be 300% of his or her base salary if this target level was achieved.

          In addition, the Compensation Committee selected several financial and strategic goals for each executive officer to be used in adjusting the baseline bonus amount portion of his or her maximum permissible bonus:

  •
  In May 2011, the Compensation Committee established financial goals for our Chief Executive Officer significantly above the range of public guidance provided by the company for revenue growth and operating income at the beginning of fiscal year 2012.

  •
  In May 2011, the Compensation Committee established financial goals for the other Named Executive Officers at levels for their respective business or functions that, when taken in aggregate, would produce financial results for the company significantly above the range of public guidance provided by the company at the beginning of 2012.

  •
  The strategic goals established for the Named Executive Officers in May 2011 were as follows:

Named Executive Officer	Strategic Goal Categories
Timothy E. Conver	Compliance; Strategic Growth Positioning
Jikun Kim	Compliance; Strategic Growth Positioning
Tom Herring	Key Program Wins; Market Share; Innovation Transition; Organizational Development; Great Place to Work
Michael Bissonette(1)	Key Program Wins; Market Share; Innovation Transition; Organizational Development; Great Place to Work
Cathleen Cline	Organizational Development; Great Place to Work

(1)
These strategic goals were also applied to determine the fiscal year 2012 bonus payable to Mr. Nawabi.

        The Compensation Committee selected the financial and strategic goals for each executive officer based on the recommendation of our Chief Executive Officer and after reviewing the company's annual operating plan for fiscal year 2012, as well as its long-term strategic plan. The Compensation Committee determined that these financial and strategic goals should enhance the development of long-term stockholder value and, therefore, that it was appropriate to base annual bonuses on the achievement of these goals. The Compensation Committee weighted each of the specific financial goals based on its evaluation of their relative importance, and weighted the aggregate financial and strategic goals equally.

        The Compensation Committee then implemented a sliding scale that calculated a downward adjustment to 50% of the baseline bonus amount upon 85% total achievement (financial and strategic), and an upward adjustment of up to 160% upon 140% total achievement. The baseline bonus amount was reduced to zero if an executive officer did not reach at least 85% weighted aggregate financial and strategic goals percentage of achievement, as shown below:

Scaled Adjustment of Baseline Bonus Amounts Based on Total Performance:

Percentage of Achievement:	<85%	85%	100%	110%	140%
Percentage of Baseline Bonus Amount Paid:	0	50%	100%	110%	160%

        Following the completion of fiscal year 2012, the Compensation Committee determined that the company's operating income margin for the year was 13.3%, exceeding the target level of 9.0%. Accordingly, each executive officer's annual cash bonus was determined based on his or her level of achievement against his or her individual financial and strategic goals.

        The annual cash bonuses paid to the Named Executive Officers for fiscal year 2012 were determined as follows:

  •
  Actual Fiscal 2012 performance with respect to each financial goal was compared to the target level for each of these goals established by the Compensation Committee for each executive officer at the beginning of the fiscal year. The performance of Messrs. Herring, Nawabi and Bissonette was measured against the financial goals for their respective business segments as well as corporate level diluted earnings per share. A "Percentage of Achievement" was then calculated for each of the financial goals.

Percentage of Achievement of Financial Goals

Named Executive Officers	Financial Measure	Performance Goal	Actual Performance	Percentage of Achievement	Performance Weights	Percentage of Achievement
Timothy E. Conver,	Revenue UAS:	$281,040,000	$273,728,000	97.4%	75%	73.0%
Jikun Kim and	Revenue EES:	$78,300,000	$51,280,000	65.5%	25%	16.4%

Cathleen S. Cline	Weighted Average					89.4%
	Gross Margin UAS:	$107,487,000	$116,065,000	107.9%	75%	81.0%
	Gross Margin EES:	$35,257,000	$13,268,000	37.8%	25%	9.4%

	Weighted Average					90.4%
	Diluted EPS	$1.56	$1.36	—	—	87.2%
Tom Herring	Revenue UAS:	$281,040,000	$273,728,000	—	—	97.4%
	Gross Margin UAS:	$107,487,000	$116,065,000	—	—	107.9%
	Diluted EPS	$1.56	$1.36	—	—	87.2%
Michael Bissonette	Revenue EES:	$78,300,000	$51,280,000	—	—	65.5%
and Wahid Nawabi	Gross Margin EES:	$35,257,000	$13,268,000	—	—	37.8%
	Diluted EPS	$1.56	$1.36	—	—	87.2%
  •
  The Compensation Committee then evaluated each executive officer's performance against his or her strategic goals for fiscal year 2012 and arrived at a Percentage of Achievement for each of these goals. These "Strategic Goal Percentage of Achievement" determinations were based on the Compensation Committee's concurrence with our Chief Executive Officer's assessment of the contribution of each executive officer to our overall success during fiscal year 2012 and positioning us for long-term success. The overall resulting bonuses were commensurate with our success and each executive officer's contribution to it. With respect to performance by each executive officer, the Compensation Committee determined that the noted achievements supported the determination for each executive officer.

Percentage of Achievement of Strategic Goals

Named Executive Officer	Strategic Goal Performance	Percentage of Achievement
Timothy E. Conver	Mr. Conver led our company to another successful year of profitable growth and market leadership. Under his leadership fiscal year 2012 annual growth rate (AGR) was 11% for total revenue and 16% for EPS. This growth was significantly higher than our large aerospace & defense peers (0% AGR) and was consistent with that of its alternative energy peers (11% AGR). In furthering our strategic intent of market leading growth and innovation, several new product offerings were introduced in both the UAS and Efficient Energy Segments, or EES.	140.0%
Jikun Kim	Mr. Kim led the achievement of several important financial, contractual and regulatory milestones. Under his leadership the finance, legal, IT and contracts organizations successfully completed several audits; multiple strategic contracts were finalized; and investment interest income increased two-fold over Fiscal 2011 while maintaining credit risk. In addition, a new Enterprise Resource Planning and Financial Management system was successfully implemented during fiscal year 2012.	140.0%
Tom Herring	Mr. Herring led our UAS business segment to another successful year of profitable growth and market leadership and contributed to our EES business segment. Specific accomplishments include positioning the Switchblade, Global Observer, Public UAS (Qube) and mission services offerings with uniquely tailored solutions matched to evolving customer needs. Additionally, under his leadership the UAS business has expanded its customer base with key customer wins.	140.0%
Wahid Nawabi	Mr. Nawabi joined the Company as the Senior Vice President and General Manager of the EES group in December 2011. Under his leadership, with the support of Mr. Bissonette, the EES organization increased revenues by 20%, released six new products and continued to win key customer contracts and develop strategic relationships to drive electric vehicle adoption.	140.0%
Michael Bissonette	Mr. Bissonette relinquished his position as General Manager of our Efficient Energy Systems business segment in order to apply his focus on scaling and improving the operations of the business. Specifically, Mr. Bissonette facilitated improvements to the EES business segment's New Product Introduction process with a keen focus on program management, engineering, manufacturing and quality capability integration.	130.5%

Named Executive Officer	Strategic Goal Performance	Percentage of Achievement
Cathleen Cline	Ms. Cline continues to lead our company's administrative functions successfully. During the past year her team has successfully recruited and hired outstanding leaders into key strategic positions, such as the general manager, chief financial officer, chief technical officer and director of operations for the EES business segment. Ms. Cline has worked with group general managers to successfully deploy leadership development programs to middle managers in the operating segments.	140%
  •
  The Percentage of Achievement for each financial and strategic goal was then scaled as set forth above, and multiplied by the weighting set forth below to arrive at a weighted multiple aggregate total Percentage of Achievement, as reflected in the table below.

Weighted Total Percentage of Achievement

Named Executive Officers	Financial Measure	Percentage of Achievement	Performance % (Scaled)	Performance Weights	Weighted Total Percentage of Achievement
Timothy E. Conver	Revenue UAS & EES (weighted):	89.4%	64.7%	23.3%	15.1%
Jikun Kim and	Gross Margin UAS & EES (weighted):	90.4%	68.1%	23.3%	15.9%
Cathleen S. Cline	Diluted EPS	87.2%	58.6%	23.4%	13.7%
	Strategic Factor	140.0%	160.0%	30.0%	48.0%

	Weighted Average				92.7%
Tom Herring	Revenue UAS:	97.4%	91.3%	23.3%	21.3%
	Gross Margin UAS:	107.9%	107.9%	23.3%	25.2%
	Diluted EPS	87.2%	58.6%	23.4%	13.7%
	Strategic Factor	140.0%	160.0%	30.0%	48.0%

	Weighted Average				108.2%
Wahid Nawabi	Revenue EES	65.5%	0.0%	23.3%	0.0%
	Gross Margin EES:	37.8%	0.0%	23.3%	0.0%
	Diluted EPS	87.2%	58.6%	23.4%	13.7%
	Strategic Factor	140.0%	160.0%	30.0%	48.0%

	Weighted Average				61.7%
Michael Bissonette	Revenue EES	65.5%	0.0%	23.3%	0.0%
	Gross Margin EES:	37.8%	0.0%	23.3%	0.0%
	Diluted EPS	87.2%	58.6%	23.4%	13.7%
	Strategic Factor	130.5%	144.2%	30.0%	43.2%

	Weighted Average				56.9%

      Discretionary Adjustment

        The Compensation Committee exercised further discretion by increasing the total bonus amount by 17.1% for Tom Herring, 1.5% for Michael Bissonette, 8.5% for Wahid Nawabi and 20.3% for each of Mr. Kim and Ms. Cline, based on the Compensation Committee's concurrence with Mr. Conver's assessment of the contribution of each officer for performance in relation to extraordinary events or transactions occurring during fiscal year 2012. Mr. Conver's bonus was also increased by the Compensation Committee by an amount equal to 20.3% of his baseline bonus amount consistent with the success of his management team and in recognition of his leadership thereof. Specifically, the Compensation Committee determined to increase each of Mr. Herring's, Mr. Kim's, Ms. Cline's and Mr. Conver's baseline bonus amounts due to their success in delivering revenue and EPS growth significantly in excess of its industry peers. Mr. Nawabi's bonus was also increased by an amount equal to 8.5% of his baseline bonus amount in recognition of his success in leading the EES business segment since December 12, 2011. Mr. Bissonette's bonus was also increased by an amount equal to 1.5% of his baseline bonus amount in recognition of his work to help transition and support the success of Mr. Nawabi in his position. We were able to deliver strong revenues and operating profit results during a year when many outside variables, including political and regulatory uncertainties, impacted industry-wide results.

        The Compensation Committee then calculated final fiscal year 2012 bonuses for the Named Executive Officers as follows, rounding to the nearest $1,000:

Named Executive Officer	Baseline Bonus Amount	Total % Achievement	Discretionary Increase	Total Payout %	Total Bonus Amount
Timothy E. Conver	$496,000	92.7%	20.3%	113.0%	$561,000
Jikun Kim	$217,000	92.7%	20.3%	113.0%	$246,000
Tom Herring	$217,000	108.2%	17.1%	125.3%	$272,000
Wahid Nawabi	$172,000	61.7%	8.5%	70.2%	$121,000
Michael Bissonette	$199,000	56.9%	1.5%	58.4%	$116,000
Cathleen Cline	$152,000	92.7%	20.3%	113.0%	$172,000

      Wahid Nawabi Additional Cash Bonus Compensation for Fiscal Year 2012

        The Compensation Committee exercised further discretion outside of the standard plan to award Mr. Nawabi an additional cash bonus of $47,082 for his contributions during the year and his success in leading the EES business segment since December 12, 2011. This cash award approximated the payout Mr. Nawabi would have received under our long-term incentive compensation program for the Named Executive officers with respect to the FY2011-FY2012 Performance Period (as described below) had he been a participant in the program for the duration of that performance period.

  Long-Term Incentive Compensation Program

        In furtherance of our compensation philosophy that a significant portion of overall compensation for our executive officers, including the Named Executive Officers, should be tied to performance, in July 2010, the Compensation Committee approved a long-term incentive compensation program and initial awards under such program to the Named Executive Officers of the company as well as other officers and senior managers. The program is intended to reward the achievement of specific financial objectives over a three-year performance cycle. Under this program, certain employees, including the company's Named Executive Officers, are eligible to receive an award at the end of the three-year performance period based on the achievement of the financial objectives. The awards under the program are granted under the 2006 Plan and are intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code.

        For each performance period under the program, the Compensation Committee determines a goal bonus amount for each executive, as well as financial objectives. A minimum achievement level of 80% relative to each financial objective must be met in order for any award to be paid. An executive's final award amount will be determined based on the highest performance relative to any of the financial goals and will be determined based on a sliding scale between achievement levels as follows:

Highest Level of Achievement Relative to Any Financial Objective	Final Award Value
80% Achievement (Threshold)	50% of the Goal Bonus Amount
100% Achievement (Target)	100% of the Goal Bonus Amount
160% Achievement (Maximum)	200% of the Goal Bonus Amount

        In setting these goal bonus amounts and the achievement levels, the Compensation Committee considers the cash compensation of executives holding comparable positions at the companies in our peer group. Generally, the Compensation Committee sets the target award levels so that, assuming achievement of the financial objectives established for a performance period, the total compensation for our Named Executive Officers will exceed the median total compensation of comparable executives at the companies in our peer group by 25-40%. The Compensation Committee believes that this approach is consistent with the high level of growth generally reflected in such financial objectives.

        In no event will an executive receive more than 200% of his or her goal bonus amount. The Compensation Committee is authorized, in its sole discretion, to reduce or eliminate (but not increase) an executive's final award value based on such external factors (whether objective or subjective) as the Compensation Committee deems appropriate. Each executive's goal bonus amount assumes that he or she will be employed on a full-time basis throughout the performance period. An executive's goal bonus amount will be prorated to the extent such executive is working on a part-time basis for any portion of the performance period.

        Following the completion of a three-year performance period, the Compensation Committee certifies the Company's and the relevant business unit's performance relative to the financial objectives for such performance period. Based on performance relative to the financial objectives, each executive will receive his or her final award. The awards are paid as follows: 50% will be paid in cash as soon as practicable, but in no case later than 30 days following the date on which the Compensation Committee certifies performance relative to the applicable financial objectives, which is referred to as the Certification Date. The remaining 50% will be paid in the form of a number of restricted stock units equal to (1) the portion of the award to be paid in the form of restricted stock units divided by (2) the fair market value per share of the company's common stock on the Certification Date. The restricted stock units will vest in two equal tranches on the last day of the first and second fiscal years following the completion of the relevant performance period. The restricted stock units may be settled in cash or in shares of the company's common stock, in the discretion of the Compensation Committee. In the event an executive's employment terminates before the end of a performance period or prior to the payment and/or vesting of the cash portion of the award or the restricted stock units, the award and the restricted stock units will be forfeited.

        The program is intended to be an ongoing program under which the Compensation Committee will grant new long-term incentive compensation awards each year. However, the Compensation Committee is not obligated to grant awards under the program each year, and it may grant awards in any given year with terms that vary from those set forth above in any respect, including, among other things, the performance objectives, the aggregate award values and the performance period. All determinations, interpretations and assumptions relating to the vesting and the calculation of the awards under the program will be made by the Compensation Committee.

        Awards Under the Program for the FY2012-FY2014 Performance Period.    In May 2011, the Compensation Committee granted awards under the long-term incentive compensation program for the initial three-year performance period, which will run from the beginning of our 2012 fiscal year through the end of our 2014 fiscal year (such period of time is referred to as the FY2012-FY2014 Performance

Period) and established the revenue and operating profits objectives for such FY2012-FY2014 Performance Period.

        Set forth below is a list of the Named Executive Officers who were granted long-term incentive compensation awards under the program for the FY2012-FY2014 Performance Period, the goal bonus amount for each Named Executive officer and the maximum value of each such award. The terms of these awards are consistent with the terms of the program described above.

Name	Title	Goal Bonus Amount ($)	Maximum Bonus Amount ($)
Timothy E. Conver	Chairman, President & Chief Executive Officer	496,413	992,826
Jikun Kim	Senior Vice President and Chief Financial Officer	217,360	434,720
Tom Herring	Senior Vice President and General Manager, Unmanned Aircraft Systems	217,360	434,720
Wahid Nawabi(1)	Current Senior Vice President and General Manager, Efficient Energy Systems	172,000	344,000
Michael Bissonette	Former Senior Vice President and General Manager, Efficient Energy Systems	198,900	397,800
Cathleen Cline	Senior Vice President, Administration	152,490	304,980

(1)
Mr. Nawabi was added to the FY2012-FY2014 long-term compensation plan in December 2012, and received awards for such performance period upon his appointment as Senior Vice President and General Manager, Efficient Energy Systems. Mr. Nawabi's awards will not constitute qualified performance-based compensation for purposes of Section 162(m) of the Code.

        Awards Under the Program for the FY2011-FY2013 Performance Period.    In July 2010, the Compensation Committee granted awards under the long-term incentive compensation program for the initial three-year performance period, which will run from the beginning of our 2011 fiscal year through the end of our 2013 fiscal year (such period of time is referred to as the FY2011-FY2013 Performance Period,) and established the revenue and operating profits objectives for such FY2011-FY2013 Performance Period.

        Set forth below is a list of the Named Executive Officers who were granted long-term incentive compensation awards under the program for the FY2011-FY2013 Performance Period, the goal bonus amount for each Named Executive officer and the maximum value of each such award. The terms of these awards are consistent with the terms of the program described above.

Name	Title	Goal Bonus Amount ($)	Maximum Bonus Amount ($)
Timothy E. Conver	Chairman, President & Chief Executive Officer	486,678	973,356
Jikun Kim	Senior Vice President and Chief Financial Officer	172,000	344,000
Tom Herring	Senior Vice President and General Manager, Unmanned Aircraft Systems	195,000	390,000
Wahid Nawabi(1)	Current Senior Vice President and General Manager, Efficient Energy Systems	172,000	344,000
Michael Bissonette	Former Senior Vice President and General Manager, Efficient Energy Systems	195,000	390,000
Cathleen Cline	Senior Vice President, Administration	138,000	276,000

(1)
Mr. Nawabi was added to the FY2011-FY2013 long-term compensation plan in December 2012, and received awards for such performance period upon his appointment as Senior Vice President and General Manager, Efficient Energy Systems. Mr. Nawabi's awards will not constitute qualified performance based compensation for purposes of Section 162(m) of the Code.

          Awards Under the Program for the FY2011-FY2012 Performance Period.    Also in July 2010, the Compensation Committee granted awards under the long-term incentive compensation program for a special, transitional two-year performance period, which ran from the beginning of our 2011 fiscal year through the end of our 2012 fiscal year (such period of time is referred to as the FY2011-FY2012 Performance Period), and established revenue and operating profits objectives for such FY2011-FY2012 Performance Period. These transitional awards are intended to be a one-time event and the terms of such awards are identical to the terms of the program described above, except that the final awards will be determined at the end of the two-year performance period and will be paid on the schedule described above starting from such date.

          The Compensation Committee granted awards for the FY2011-FY2012 Performance Period to the Named Executive Officers with the same goal bonus amounts as listed above for the FY2011-FY2013 Performance Period. The terms of these awards are consistent with the terms of the program described above. Mr. Nawabi was not added to the FY2011-FY2012 long-term compensation plan upon his appointment as Senior Vice President and General Manager, Efficient Energy Systems in December 2011.

      Fiscal Year 2012 Long-Term Incentive Compensation Program Payouts

        For the FY2011-FY2012 Performance Period, the Compensation Committee established the following long-term compensation plan corporate financial objectives:

Financial Measure	Objective
Revenue	$755.1 million
Operating Profits	$93.9 million

        Following the completion of fiscal year 2012, the Compensation Committee determined that the company's revenue was $617.5 million for the FY2011-FY2012 Performance Period, missing the objective by 18.2%, and that its operating profits for the FY2011-FY2012 Performance Period were $76.9 million, missing the objective by 18.1%. Accordingly, each Named Executive Officer's long-term compensation plan award payout was determined based on achievement against these financial objectives.

Long-Term Compensation Plan Award Performance

Financial Measure	Financial Objective	Actual Performance	Percentage of Achievement	Highest Percentage of Achievement	Percentage of Achievement (scaled)
Revenue	$755,100,000	$617,500,000	81.8%
Operating Profits	$93,900,000	$76,900,000	81.9%	81.9%	54.7%

        The Compensation Committee then calculated final payouts with respect to the FY2011-FY2012 Performance Period under the long-term incentive compensation program for the Named Executive Officers as follows:

Named Executive Officer	FY2012 Goal Bonus Amount	Percentage of Achievement (scaled)	Total Payout	Cash Payout	Restricted Stock Unit Value(1)	# of Restricted Stock Units(1)
Timothy E. Conver	$486,678	54.7%	$266,440	$133,220	$133,220	5,478
Jikun Kim	$172,000	54.7%	$94,164	$47,082	$47,082	1,936
Tom Herring	$195,000	54.7%	$106,756	$53,378	$53,378	2,194
Michael Bissonette	$195,000	54.7%	$106,756	$53,378	$53,378	2,194
Cathleen Cline	$138,000	54.7%	$75,550	$37,775	$37,775	1,554

(1)
The number of restricted stock units granted to each Named Executive Officer was determined by dividing 50% of the total long-term incentive compensation program payout by the closing price of the company common stock on April 30, 2012, which was $24.32. The restricted stock units will vest in two equal annual installments on each of April 30, 2013 and 2014.

  Equity Compensation

        We use equity awards to motivate our executives officers, including the Named Executive Officers, to increase the long-term value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. These equity awards, which include stock options and restricted stock awards, are intended to further our success by ensuring that sustainable value creation is a key factor in our executive officers' management of our business.

        The size and form of these equity awards is determined by the Compensation Committee in its discretion. We use stock options as one of our long-term incentives because, in addition to providing our executive officers with the opportunity to develop a stock ownership stake in our company, they result in compensation only to the extent that the market price of our common stock increases over the option term. We use restricted stock and restricted stock units as long-term incentives because they reward our executive officers for improved stock price performance, but also encourage executive retention as these awards maintain value even during periods when there is volatility in our stock price. As described above under "Long-Term Incentive Compensation," 50% of each Named Executive Officer's long-term incentive compensation award for each performance period will be paid in restricted stock units.

        In making equity awards to our executive officers, the Compensation Committee considers various factors, including not limited to, the recommendations of our Chief Executive Officer, the role and responsibilities of the executive officer, past performance, future planned contributions, and prior equity awards.

        As noted above, the Compensation Committee has the discretion to determine which executive officers will receive equity awards, as well as the amount of any such awards. Typically, the Compensation Committee grants equity awards only on the dates of its regularly-scheduled committee meetings, without regard to the timing of the release of material information about us. All stock options are granted with an exercise price equal to the closing market price of our common stock on the date of grant. Generally, stock options vest in five equal installments on each of the first five anniversaries of the date of grant.

  Fiscal Year 2012 Option Grants

        In May 2011 and March 2012, the Compensation Committee awarded long-term compensation to certain Named Executive Officers pursuant to the long-term incentive program described above resulting in the awards of stock options identified in the Grants of Plan Based Awards table below.

        In determining the grants of options for each executive officer, the Compensation Committee considered the company's overall long-term incentive guidelines for all executives, which attempt to balance, in the context of the competitive market for executive talent, the benefits of incentive compensation tied to performance of the company's stock with the dilutive effect of equity compensation awards. The Compensation Committee also considered Mr. Conver's recommendations.

  Nawabi Special Restricted Stock Grants

        Although Mr. Nawabi was not the recipient of any long-term compensation plan awards for the FY2011-FY2012 Performance Period under our long-term compensation program, the Compensation Committee determined that it was in our best interest to provide Mr. Nawabi with equity awards similar to those received by the other Named Executive Officers under such program for that performance period. In June 2012, the Compensation Committee therefore awarded Mr. Nawabi a special award consisting of 1,936 shares of restricted stock having a value of $47,082, based on the closing price of our common stock on April 30, 2012, which was $24.32. Similar to the restricted stock units issued under the long-term incentive compensation program to the other Named Executive Officers, the shares of restricted stock awarded to Mr. Nawabi will vest in two equal annual installments on each of July 11, 2013 and 2014.

        None of our other Named Executive Officers received any equity awards other than the stock options described above and the restricted stock unit awards that were issued with respect to the FY2011-FY2012 Performance Period under our long-term incentive compensation program or may become issuable in the future pursuant to the long-term incentive compensation program described above based on our performance.

Other Compensation

  Employee Benefit Plans

        We maintain various broad-based employee benefit plans for our employees. Our executive officers, including the Named Executive Officers, participate in these plans on the same terms as other eligible employees, subject to any applicable limits on the amounts that may be contributed on behalf of or paid to our executive officers under these plans.

        We have established a tax-qualified Section 401(k) retirement savings plan for our salaried U.S. employees who satisfy certain eligibility requirements. We intend for this plan to qualify under Section 401(a) of the Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Pursuant to the Section 401(k) plan, in the case of participants who contribute a portion of their annual base salary to the plan, we provide a matching contribution of up to 5.75% of such annual base salary. The matching contributions made to the accounts of the Named Executive Officers during fiscal year 2012 are set forth in the Summary Compensation Table below.

        We also maintain other benefit plans for our employees, which include medical and dental benefits, medical and dependent care flexible spending accounts, long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. Except as noted in the following sentences, these benefits are provided to our executive officers on the same general terms as to all of our salaried U.S. employees. Certain employees receive higher disability insurance benefits than other employees based on a threshold base compensation level. Our executive officers, including the Named Executive Officers, receive higher life, accidental death, and dismemberment insurance benefits than our other employees.

        We design our employee benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

  Perquisites and Personal Benefits

        We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, however, we have provided limited perquisites to certain of our executive officers to enhance their efficiency and to ensure that their compensation packages are competitive. In fiscal year 2012, we provided our executive officers with life, accidental death, and dismemberment insurance benefits in an amount exceeding that offered to our non-executive employees.

        We provided our Chief Executive Officer with a company automobile and contractually agreed to pay for his retirement health benefits. Pursuant to this commitment, we will provide supplemental medical coverage for our Chief Executive Officer and his spouse, effective upon his retirement.

        During fiscal year 2012 we established an executive security program for the protection of our directors and named executive officers. We paid a portion of the costs associated with such security program. Because certain of these costs can be viewed as conveying personal benefits to the named executive officers, they are reported as perquisites.

        The amounts of the perquisites and other personal benefits provided to the Named Executive Officers in fiscal year 2012 are disclosed in the Summary Compensation Table below.

Tax and Accounting Considerations

  Deductibility of Executive Compensation

        Generally, Section 162(m) of the Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other executive officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

        Currently, it is the policy of the Compensation Committee to maximize, to the extent reasonably possible, the company's ability to obtain a corporate tax deduction for compensation paid to the Named Executive Officers to the extent consistent with the best interests of the company and its stockholders. In particular, the long-term incentive compensation program instituted in Fiscal 2011 was designed to provide "performance-based compensation" that is deductible under Section 162(m). However, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee's discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee reserves the right to approve elements of compensation for certain officers that are not fully deductible in the future in appropriate circumstances.

  Taxation of "Parachute" Payments

        Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or our successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal year 2012 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a "gross-up" or other reimbursement.

  Taxation of Deferred Compensation

        Section 409A of the Code imposes significant additional taxes in the event that an executive officer, director, or service provider receives "deferred compensation" that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for executive officers during fiscal year 2012, Section 409A applies to certain equity awards and severance arrangements. To assist employees in avoiding additional taxes under Section 409A, we believe that we have structured equity awards in a manner intended to comply with, or secure an exemption from, the applicable Section 409A conditions.

  Accounting for Stock-Based Compensation

        We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date "fair value" of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Risk Oversight of Compensation Programs

        In July 2012, we conducted a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation program. This risk assessment included a review of all our employee compensation programs, including our executive officer compensation program. Based on this assessment, we believe that these compensation programs have been appropriately designed to attract and retain talent and properly incent our employees while ensuring that they do not encourage excessive risk taking. We further believe that we have an effective system of controls and procedures in place to ensure that our employees, including our executive officers, are not encouraged to take unnecessary or excessive risks in managing our business.

        In reaching this conclusion, we note the following policies and practices which are intended to enable us to effectively monitor and manage the risks associated with our compensation programs:

  •
  Each of the compensation programs is overseen by the Compensation Committee;

  •
  Most of our incentive compensation plans, including our annual cash bonus program, permit the Compensation Committee to exercise its discretion to select performance measures and set target levels, monitor performance and determine final payouts;

  •
  Each of our compensation programs is subject to oversight by a broad-based group of functions within the Company, including human resources, finance and legal and at multiple management levels within the Company;

  •
  Employee compensation reflects a balanced mix of programs that focus our employees on achieving both short-term and long-term goals and that provide a balanced mix of fixed and variable compensation;

  •
  There are caps on the maximum payouts available under certain programs, including our annual cash bonus program and our long-term incentive program; and

  •
  Equity awards granted to employees are subject to multi-year service-based vesting conditions.

We discussed the findings of our risk assessment with the Compensation Committee. Based upon this assessment, we believe that our compensation policies and practices do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during fiscal year 2012, the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal year 2012 whose compensation exceeded $100,000, and one additional former executive officer who was no longer serving as an executive officer at the end of fiscal year 2012 but whose compensation requires his inclusion in the following table, or the Named Executive Officers, information concerning all compensation paid for services to us in all capacities for fiscal years 2010, 2011 and 2012.

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Timothy E. Conver	2012	495,552	—	694,007	—	—	10,313	1,199,872
President, Chairman,	2011	478,527	—	513,098	—	—	16,354	1,007,979
and Chief Executive Officer	2010	471,095	—	270,569	—	—	15,986	757,650
Jikun Kim(4)	2012	286,556	—	292,629	—	166,800	62,144	808,129
Senior Vice President and	2011	254,176	—	181,338	—	190,800	13,953	640,267
Chief Financial Officer	2010	198,530	60,000	29,740	417,940	—	312	706,522
Tom Herring(5)	2012	270,968	—	325,680	—	524,100	24,450	1,145,198
Senior Vice President and	2011	260,000	—	219,107	—	—	690	479,797
General Manager, Unmanned Aircraft Systems	2010	207,470	—	39,758	246,700	303,556	478	797,962
Wahid Nawabi(6)	2012	91,809	47,082	120,890	—	387,000	11,217	657,998
Senior Vice President and
General Manager, Efficient
Energy Systems
Michael Bissonette(6)	2012	275,557	—	169,601	—	72,900	17,382	535,440
Senior Vice President and	2011	270,520	—	185,201	—	—	14,631	470,352
General Manager, Efficient	2010	259,638	—	98,471	—	—	13,411	371,520
Energy Systems
Cathleen Cline	2012	234,390	—	210,040	—	83,400	255,195	783,025
Senior Vice President	2011	230,006	—	145,492	—	—	14,527	390,025
Administration	2010	225,494	—	64,135	—	—	14,026	303,655

(1)
For 2012, this column reflects the sum of (a) the cash bonus payments paid to the Named Executive Officers under our annual executive cash bonus plan in May 2012 for Fiscal 2012 performance and (b) the cash payments earned by the Named Executive Officers under our long-term incentive program for the FY2011-FY2012 Performance Period, which were paid in June 2012 following the Compensation Committee's certification of performance for such period.

(2)
The value of the equity awards equals their grant date fair value as computed in accordance with ASC Topic 718. For additional information regarding the valuation assumptions used in the calculation of these amounts, refer to Note 8 to the financial statements included in our annual report on Form 10-K for our 2012 fiscal year, as filed with the SEC. The amounts shown in the table do not necessarily reflect the actual value that may be recognized by the Named Executive Officers.

None of the long-term incentive compensation awards granted to the Named Executive Officers during 2012 with performance conditions were considered probable of achieving their vesting conditions at the date of grant. Therefore the grant date fair value of such performance awards for purposes of the Summary Compensation Table was zero. The full grant date fair value of awards which vest upon achieving performance conditions, assuming that the highest level of performance will be achieved in each case, is, however, set forth in the table below. For more information about the long-term incentive compensation awards granted to the Named Executive Officers during 2012, please see the Grants of Plan-Based Awards Table below.

Name	Grant Date Fair Value of Awards Granted in 2012
Mr. Conver	$992,826
Mr. Kim	$434,720
Mr. Herring	$434,720
Mr. Nawabi	$688,000
Mr. Bissonette	$397,800
Ms. Cline	$304,980
(3)
These amounts represent the aggregate incremental cost to the company with respect to the perquisites and other personal benefits provided to the Named Executive Officer in fiscal years 2010 through 2012. For fiscal year 2012, the amounts include (a) our matching contributions to the 401(k) Plan, (b) life insurance premiums (c) automobile allowances (d) personal security system contributions, and (e) relocation costs as follows:

Name	Year	401(k)	Life	Auto	Security	Relocation	Total
Mr. Conver	2012	$3,014	$2,784	$1,804	$2,711	—	$10,313
Mr. Kim	2012	$14,324	$329	—	$47,491	—	$62,144
Mr. Herring	2012	$18,895	$504	—	$5,051	—	$24,450
Mr. Nawabi	2012	—	$23	—	—	$11,194	$11,217
Mr. Bissonette	2012	$14,144	$527	—	$2,711	—	$17,382
Ms. Cline	2012	$14,080	$504	—	$240,611	—	$255,195
(4)
Mr. Kim joined us in June 2009, at which time he received a one-time signing bonus of $60,000. Mr. Kim became our Interim Chief Financial Officer in March 2010.

(5)
Mr. Herring joined us in November 2008. Mr. Herring became the Senior Vice President and General Manager of our Unmanned Aircraft Systems business in March 2010, and our Chief Operating Officer in May 2012.

(6)
Mr. Bissonette resigned his position as Senior Vice President and General Manager, Efficient Energy Systems effective December 12, 2011, at which time Mr. Wahid Nawabi was appointed to replace him. Mr. Nawabi did not work for us prior to December 2011.

Grants of Plan-Based Awards

        The following table provides information with respect to plan-based awards granted to the Named Executive Officers during fiscal year 2012.

											Grant Date Fair Value of Stock and Option Awards ($)(2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)
									All Other Option Awards: Number of Securities Underlying Options (#)(1)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Equity Awards
Jikun Kim	5/11/11	—	—	—	—	—	—	—	20,000	29.79	166,800
Tom Herring	3/1/12	—	—	—	—	—	—	—	30,000	28.72	232,200
	5/11/11	—	—	—	—	—	—	—	35,000	29.79	291,900
Wahid Nawabi	3/1/12	—	—	—	—	—	—	—	50,000	28.72	387,000
Michael Bissonette	6/15/11	—	—	—	—	—	—	—	10,000	29.35	72,900
Cathleen S. Cline	5/11/11	—	—	—	—	—	—	—	10,000	29.79	83,400
Annual Executive Bonus Plan(3)
Timothy E. Conver	5/11/11	248,206	496,413	1,489,239	—	—	—	—	—	—	—
Jikun Kim	5/11/11	108,680	217,360	652,080	—	—	—	—	—	—	—
Tom Herring	5/11/11	108,680	217,360	652,080	—	—	—	—	—	—	—
Wahid Nawabi	12/12/11	86,125	172,250	516,750	—	—	—	—	—	—	—
Michael Bissonette	5/11/11	99,450	198,900	596,700	—	—	—	—	—	—	—
Cathleen S. Cline	5/11/11	76,245	152,490	457,470	—	—	—	—	—	—	—
Long-Term Incentive Compensation Plan
FY2012-FY2014 Performance Period(4)
Timothy E. Conver	5/11/11	124,103	248,206	496,413	124,103	248,206	496,413	—	—	—	496,413
Jikun Kim	5/11/11	54,340	108,680	217,360	54,340	108,680	217,360	—	—	—	217,360
Tom Herring	5/11/11	54,340	108,680	217,360	54,340	108,680	217,360	—	—	—	217,360
Wahid Nawabi	12/12/11	43,000	86,000	172,000	43,000	86,000	172,000	—	—	—	172,000
Michael Bissonette	5/11/11	49,725	99,450	198,900	49,725	99,450	198,900	—	—	—	198,900
Cathleen S. Cline	5/11/11	38,122	76,245	152,490	38,122	76,245	152,490	—	—	—	152,490
FY2011-FY2013 Performance Period(4)
Wahid Nawabi	12/12/11	43,000	86,000	172,000	43,000	86,000	172,000	—	—	—	172,000

(1)
The stock option award vests in five equal annual installments beginning on the first anniversary of the date of grant.

(2)
Represents the grant date fair value of the stock awards as determined under ASC Topic 718. For additional information regarding the valuation assumptions used in the calculation of these amounts, refer to Note 8 to the financial statements included in our annual report on Form 10-K for our 2012 fiscal year, as filed with the SEC. For the restricted stock units that may be earned under the long-term incentive compensation program with respect to the FY2012-FY2014 Performance Period, the grant date fair value was calculated based on the maximum value of such awards which may vest upon achieving performance conditions, assuming that the highest level of performance will be achieved. None of the long-term incentive compensation awards granted to the Named Executive Officers during 2012 with performance conditions were considered probable of achieving their vesting conditions at the date of grant. Therefore the grant date fair value of such performance awards for purposes of the Summary Compensation Table was zero.

(3)
The Compensation Committee established maximum cash bonus and target bonus levels for the Named Executive Officers under our annual executive cash bonus plan in May 2011 (and in December 2011 with respect to Mr. Nawabi). The determination of the bonuses payable to the Named Executive Officers for fiscal year 2012 is described in the Compensation Discussion and Analysis section above. These columns show the range of bonus amounts for each Named Executive Officer from the threshold to the maximum based on the maximum permissible bonus amount set at the beginning of the fiscal year. The actual amounts awarded for fiscal year 2012 are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

(4)
The Compensation Committee established threshold, target and maximum award levels for each of the Named Executive Officers under our long-term incentive compensation plan in May 2011 (and in December 2011 with respect to Mr. Nawabi). The determination of the cash and restricted stock units that will be payable to the Named Executive Officers following completion of each of the FY2012-FY2014 Performance Period is described in the Compensation Discussion and Analysis section above. These columns show the range of cash awards for each Named Executive Officer from the threshold to the maximum based on the maximum permissible award for each performance period set in May 2011 (and in December 2011 with respect to Mr. Nawabi). Provided that the threshold performance goals for a performance period are achieved, the Named Executive Officers' long-term incentive compensation awards will be paid as follows: 50% will be paid in cash as soon as practicable following the Certification Date for the applicable performance period and the remaining 50% will be paid in the form of a number of restricted stock units equal to (1) the portion of the award to be paid in the form of restricted stock units divided by (2) the fair market value per share of the company's common stock on the Certification Date. The restricted stock units will vest in two equal tranches on the last day of the first and second fiscal years following the completion of the relevant performance period. The amounts shown in the table reflect the estimated payment levels for each performance period in cash and in restricted stock units at threshold, target and maximum performance. The "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns show the estimated cash payments and the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns show the value of the restricted stock units that would be issued. The actual number of restricted stock units issued to our Named Executive Officers following the conclusion of a performance period will be based on our performance relative to the financial goals for that performance period and our stock price on the Certification Date. In addition, the restricted stock units may be settled in cash or in shares of company common stock, in the discretion of the Compensation Committee.

(5)
Effective December 2011 the Compensation Committee added Mr. Wahid Nawabi to the Long-Term Incentive Compensation Plan for the FY2011-FY2013 Performance Period. The determination of the cash and restricted stock units that will be payable to Mr. Nawabi following completion of each of the FY2011-2013 Performance Period is described in the Compensation Discussion and Analysis section above. These columns show the range of cash awards for Mr. Nawabi from the threshold to the maximum based on the maximum permissible award the performance period. The amounts shown in the table reflect the estimated payment levels for each performance period in cash and in restricted stock units at threshold, target and maximum performance. The "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns show the estimated cash payments and the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns show the value of the restricted stock units that would be issued. The actual number of restricted stock units issued to Mr. Nawabi following the conclusion of the FY2012-DY2013 Performance Period will be based on our performance relative to the financial goals for that performance period and our stock price on the Certification Date. In addition, the restricted stock units may be settled in cash or in shares of company common stock, in the discretion of the Compensation Committee.

Outstanding Equity Awards at Fiscal Year End

        The following table provides information with respect to stock option and restricted stock awards held by each of the Named Executive Officers as of April 30, 2012.

	Option Awards(1)					Stock Awards
										Equity Incentive Plan Awards:
												Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
										Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
		Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)(2)
				Option Exercise Price ($)
Name	Grant Date	Exercisable (#)	Unexercisable (#)		Option Expiration Date
Timothy E. Conver	5/11/11	—	—	—	—	—		—		—	(6)	124,103	(6)
	7/22/10	—	—	—	—	—		—		—	(6)	121,670	(6)
	7/22/10	—	—	—	—	5,478	(7)	133,220	(7)	—		—
	6/22/07	78,648	19,662	22.38	6/22/17	—		—		—		—
	10/15/02	98,530	—	0.70	10/15/12	—		—		—		—
Jikun Kim	5/11/11	—	—	—	—	—		—		—	(6)	54,340	(6)
	5/11/11	—	20,000	29.79	5/11/21	—		—		—		—
	7/22/10	—	—	—	—	—		—		—	(6)	43,000	(6)
	7/22/10	—	—	—	—	1,936	(7)	47,082	(7)	—		—
	6/22/10	6,000	24,000	24.57	6/22/20	—		—		—		—
	3/11/10	—	—	—	—	6,000	(3)	145,920		—		—
	6/1/09	—	—	—	—	3,600	(4)	87,552		—		—
Tom Herring	3/1/12	—	30,000	28.72	3/1/22	—		—		—		—
	5/11/11	—	—	—	—	—		—		—	(6)	54,340	(6)
	5/11/11	—	35,000	29.79	5/11/21	—		—		—		—
	7/22/10	—	—	—	—	—		—		—	(6)	48,750	(6)
	7/22/10	—	—	—	—	2,194	(7)	53,378	(7)	—		—
	3/11/10	15,000	30,000	23.06	3/11/20	—		—		—		—
	3/11/10	—	—	—	—	6,000	(3)	145,920		—		—
	12/1/08	—	—	—	—	1,600	(5)	38,912		—		—
Wahid Nawabi	3/1/12	—	50,000	28.72	3/1/22	—		—		—		—
	12/12/11	—	—	—	—	—		—		—	(6)	43,000	(6)
	12/12/11	—	—	—	—	—		—		—	(6)	43,000	(6)
Michael Bissonette	6/15/11	—	10,000	29.35	6/15/21	—		—		—		—
	5/11/11	—	—	—	—	—		—		—	(6)	49,725	(6)
	7/22/10	—	—	—	—	—		—		—	(6)	48,750	(6)
	7/22/10	—	—	—	—	2,194	(7)	53,378	(7)	—		—
	3/31/09	24,000	16,000	21.28	3/31/19	—		—		—		—
	7/30/08	12,000	8,000	32.19	7/30/18	—		—		—		—
	2/28/08	5,600	1,400	22.15	2/28/18	—		—		—		—
	9/4/07	8,000	2,000	19.76	9/4/17	—		—		—		—
Cathleen S. Cline	5/11/11	—	10,000	29.79	5/11/21	—		—		—		—
	5/11/11	—	—	—	—	—		—		—	(6)	38,122	(6)
	7/22/10	—	—	—	—	—		—		—	(6)	34,500	(6)
	7/22/10	—	—	—	—	1,554	(7)	37,775	(7)	—		—
	3/31/09	6,000	4,000	21.28	3/31/19	—		—		—		—
	6/13/07	12,000	3,000	20.75	6/13/17	—		—		—		—
	7/18/00	21,113	—	0.59	7/18/20	—		—		—		—
	6/23/98	35,189	—	0.59	6/23/18	—		—		—		—
	3/21/94	50,378	—	0.37	3/21/14	—		—		—		—

(1)
All stock option awards vest in five equal annual installments beginning on the first anniversary of the date of grant.

(2)
Represents market value of our common stock on April 30, 2012.

(3)
The restricted stock award vests in five equal annual installments beginning March 15, 2011.

(4)
The restricted stock award vests in five equal annual installments beginning July 10, 2011.

(5)
The restricted stock award vests in five equal annual installments beginning December 15, 2009.

(6)
Represents the value of awards that may be paid to the Named Executive Officers in the form of restricted stock units under our long-term incentive program for the FY2011-FY2013 Performance Period and the FY2012-FY2014 Performance Period at threshold performance. Provided that the threshold performance goals for a performance period are achieved, the Named Executive Officers' long-term incentive compensation awards will be paid as follows: 50% will be paid in cash as soon as practicable following the Certification Date for the applicable performance period, and the remaining 50% will be paid in the form of a number of restricted stock units equal to (1) the portion of the award to be paid in the form of restricted stock units divided by (2) the fair market value per share of the company's common stock on the Certification Date. The restricted stock units will vest in two equal tranches on the last day of the first and second fiscal years following the completion of the relevant performance period. If such restricted stock units are earned, they would vest in two equal installments on the last day of the first and second fiscal years following the completion of the relevant performance period. The values shown in these columns reflect the aggregate awards that may be paid for both performance periods, which amounts are split evenly between the two performance periods. If target or maximum performance is achieved for either performance period, the respective value of the restricted stock units that would be paid for each performance period would be as follows:

	FY2011-FY2013 Performance Period		FY2012-FY2014 Performance Period
	Target Value ($)	Maximum Value ($)	Target Value ($)	Maximum Value ($)
Timothy E. Conver	243,339	486,678	248,206	496,413
Jikun Kim	86,000	172,000	108,680	217,360
Tom Herring	97,500	195,000	108,680	217,360
Wahid Nawabi	86,000	172,000	86,000	172,000
Michael Bissonette	97,500	195,000	99,450	198,900
Cathleen S. Cline	69,000	138,000	76,245	152,490

The actual number of restricted stock units issued to our Named Executive Officers following the conclusion of a performance period will be based on our performance relative to the financial goals for that performance period and our stock price on the Certification Date. The value of the restricted stock units that may be received by an executive will depend on our stock price on the payment date. In addition, the restricted stock units may be settled in cash or in shares of the company's common stock, in the discretion of the Compensation Committee.

(7)
Represents restricted stock units earned by the Named Executive Officers under our long-term incentive program for the FY2011-FY2012 Performance Period following the end of fiscal 2012 upon the Compensation Committee's certification of achievement relative to the performance goals for such period. The restricted stock units will vest in two equal tranches on each of April 30, 2013 and April 30, 2014.

Option Exercises in Fiscal Year 2012

        The following table provides information on stock option exercises for each of the Named Executive Officers during fiscal year 2012.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Timothy E. Conver	—	—
Jikun Kim	—	—
Tom Herring	5,000	32,964
Wahid Nawabi	—	—
Michael Bissonette	—	—
Cathleen S. Cline	20,000	609,169

Stock Vested in Fiscal Year 2012

        The following table provides information on stock award vesting for each of the Named Executive Officers during fiscal year 2012.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy E. Conver	—	—
Jikun Kim	3,200	98,468
Tom Herring	2,800	79,836
Wahid Nawabi	—	—
Michael Bissonette	—	—
Cathleen S. Cline	—	—

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding the beneficial ownership of our common stock as of August 10, 2012 by:

  •
  our Named Executive Officers;

  •
  our directors;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        The information presented in this table is based on 22,262,506 shares of our common stock outstanding on August 10, 2012. Except as set forth in the footnotes below, the address of each beneficial owner listed on the table is c/o AeroVironment, Inc., 181 W. Huntington Dr., Suite 202, Monrovia, California 91016.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
BlackRock, Inc.(1)	1,299,994	5.88%
Executive Officers and Directors:
Timothy E. Conver(2)	3,250,132	14.47%
Jikun Kim(3)	30,680	*
Tom Herring(4)	29,600	*
Wahid Nawabi	1,936	*
Cathleen Cline(5)	130,680	*
Roy Minson(6)	37,962	*
Joseph F. Alibrandi(7)	37,231	*
Kenneth R. Baker(8)	9,615	*
Arnold L. Fishman(9)	260,422	1.17%
Murray Gell-Mann(10)	16,045	*
Charles R. Holland(11)	61,864	*
Directors and Executive Officers as a Group (11 persons)	3,866,167	16.99%

*
Less than 1%.

(1)
Based on a Schedule 13G/A filed by BlackRock, Inc. on February 13, 2012 with the SEC reporting beneficial ownership as of December 31, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)
Includes 2,583,192 shares held by the Conver Family Trust, of which Mr. Conver is one of the trustees; 470,000 shares held by the Conver Family Limited Partnership, the general partner of the Conver Family Limited Partnership is The Management Trust, of which Mr. Conver is a trustee, and 196,840 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012. Mr. Conver disclaims beneficial ownership of any securities in which he does not have a pecuniary interest.

(3)
Includes 16,000 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012.

(4)
Includes 22,000 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012.

(5)
Includes 129,680 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012.

(6)
Includes 6,000 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012.

(7)
Includes 10,415 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012, and 26,816 shares held by the Alibrandi Family Trust Dated November 14, 1972, of which Mr. Alibrandi is the trustee.

(8)
Includes 9,615 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012.

(9)
Includes 226,617 shares of our common stock held by the Arnold Fishman Revocable Trust Arnold Fishman Trustee; 27,305 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012, and 6,500 shares held by Mr. Fishman's wife, Judy Fishman.

(10)
Includes 13,230 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012.

(11)
Includes 56,864 shares of our common stock reserved for issuance upon exercise of stock options which currently are exercisable or will become exercisable within 60 days of August 10, 2012.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Transactions and Relationships

        Review and Approval of Related Party Transactions.    All transactions and relationships in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the board of directors, such as the independent and disinterested members of the board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the board may consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to the company;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

  •
  any other matters the Audit Committee deems appropriate.

        Reportable Related Party Transactions.    Other than the employment arrangements described elsewhere in this proxy statement and the transactions described below, since May 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which:

  •
  the amount involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        On November 1, 2008, we entered into a consulting agreement with one of our directors, General (Retired) Charles R. Holland. Pursuant to this agreement, as amended as of December 17, 2009, Mr. Holland performs consulting services for us on a general basis and with respect to particular individual projects assigned by us. During the fiscal year ended April 30, 2012, we paid to Mr. Holland approximately $210,000 in consulting fees pursuant to the terms of this agreement.

AUDIT RELATED MATTERS

Audit Committee Report

        The Audit Committee of our board of directors serves as the representative of the board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Audit

Committee is made up solely of independent directors, as defined in the applicable SEC and Nasdaq rules, and operates under a written charter adopted by the board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. Management has responsibility for preparing our financial statements, as well as for our financial reporting process. Ernst & Young LLP, acting as our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States. The Audit Committee periodically meets with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

        In this context, the Audit Committee hereby reports as follows:

  (1)
  The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2012 with management.

  (2)
  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed with the independent registered public accounting firm by PCAOB Rule 3200T regarding "Communication with Audit Committees."

  (3)
  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with such firm its independence from the company.

        Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2012, for filing with the SEC.

                            Audit Committee
                            Joseph F. Alibrandi
                            Kenneth R. Baker
                            Arnold L. Fishman
                            Murray Gell-Mann

Fees Paid to Independent Auditors

        We engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal years ended April 30, 2010, 2011 and 2012, and to perform procedures related to the financial statements included in our quarterly reports on Form 10-Q. Our Audit Committee approved the engagement of Ernst & Young LLP. All audit work for the fiscal year ended April 30, 2012 was performed by the full time employees of Ernst & Young LLP.

        Audit Fees.    Ernst & Young LLP billed us an aggregate of $610,000 in fees for audit services associated with the audit of our annual financial statements for the fiscal year ended April 30, 2012, as well as for audit services in connection with the evaluation of a proposed transaction. Ernst & Young LLP billed us an aggregate of $987,000 in fees for audit services associated with the audit of our annual financial statements for the fiscal year ended April 30, 2011.

        Audit-Related Fees.    No audit-related fees were incurred for the years ended April 30, 2012 and 2011.

        Tax Fees.    Ernst & Young LLP billed us an aggregate of $289,000 for tax services during the fiscal year ended April 30, 2012 and $265,000 for tax services during the fiscal year ended April 30, 2011. Tax services included tax advice, planning and compliance principally in connection with the preparation of our tax returns and assistance with governmental tax audits.

        All Other Fees.    No other fees were incurred during the fiscal years ended April 30, 2012 and 2011 for services provided by Ernst & Young LLP except as described above.

Pre-Approval Policy of the Audit Committee

        Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants' independence and determined that it is consistent with such independence.

STOCKHOLDER PROPOSALS

        Stockholder Proposals for Inclusion in Next Year's Proxy Statement.    Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2013 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than April 26, 2013 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2012 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

        Stockholder Proposals for Presentation at Next Year's Annual Meeting.    If a stockholder wishes to present a proposal, including a director nomination, at our 2013 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaws require notice with respect to the 2013 annual meeting between June 6, 2013 (120 calendar days prior to the anniversary of our 2012 annual meeting) and July 6, 2013 (90 calendar days prior to the anniversary of our 2012 annual meeting). If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2013 annual meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the fiscal year ended April 30, 2012, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of April 30, 2012 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,256,506	(1)	$14.60	3,645,454	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,256,506		$14.60	3,645,454

(1)
Consists of awards outstanding under the AeroVironment, Inc. Nonqualified Stock Option Plan, the AeroVironment, Inc. 2002 Equity Incentive Plan, and the AeroVironment, Inc. 2006 Restated Equity Incentive Plan.

(2)
No additional awards may be granted under the AeroVironment, Inc. Nonqualified Stock Option Plan or the AeroVironment, Inc. 2002 Equity Incentive Plan.

STOCKHOLDER COMMUNICATIONS

        You may communicate with the Chairs of our Audit Committee, Nominating and Corporate Governance Committee or Compensation Committee, or with our independent directors as a group, by writing to any such person or group, care of the Corporate Secretary of AeroVironment, Inc., at our principal executive office, 181 W. Huntington Dr., Suite 202, Monrovia, California 91016.

        Communications are distributed to the board of directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board of directors should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

  Householding of Annual Meeting Materials

        Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. We will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at (626) 357-9983 × 245 or by mail addressed to Investor Relations, AeroVironment, Inc. 181 W. Huntington Dr., Suite 202, Monrovia, California 91016, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.

ANNUAL REPORT ON FORM 10-K

        OUR ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SEC FOR THE FISCAL YEAR ENDED APRIL 30, 2012, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AEROVIRONMENT, INC., ATTN: CORPORATE SECRETARY, 181 W. HUNTINGTON DR., SUITE 202, MONROVIA, CALIFORNIA 91016.

ON BEHALF OF THE BOARD OF DIRECTORS
Timothy E. Conver, Chairman and Chief Executive Officer

Monrovia, California
August 24, 2012

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 AEROVIRONMENT, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a stockholder of AeroVironment, Inc., a Delaware corporation (the "Company"), hereby nominates, constitutes and appoints Timothy E. Conver and Jikun Kim, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the annual meeting of stockholders of the Company, to be held on October 4, 2012, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows: (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF AEROVIRONMENT, INC. October 4, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://investor.avinc.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Proposal 1. To elect the board of directors' two nominees as directors: O Timothy E. Conver O Arnold L. Fishman Proposal 2. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm: The undersigned hereby revokes any other proxy to vote at the annual meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES. The undersigned acknowledges receipt of a copy of the notice of annual meeting and accompanying proxy statement dated August 24, 2012 relating to the annual meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: A VOTE FOR ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20230000000000001000 9 100412 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.